Exhibit 10(a)

Execution Copy

TERM CREDIT AGREEMENT

Dated as of July 10, 2007

Among

ALCOA INC.

and

ALCOA HOLDCO CANADA ULC,

as Borrowers

THE LENDERS NAMED HEREIN,

CITICORP NORTH AMERICA, INC.

as Administrative Agent, and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Syndication Agent

CITIGROUP GLOBAL MARKETS INC.

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint Lead Arrangers and Joint Book-running Managers

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(Continued)

References
Exhibit A	Assignment and Assumption
Exhibit B	Administrative Questionnaire
Exhibit C	Form of Opinion of In-house Counsel
Exhibit D	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
Exhibit E	Form of Opinion of Stewart McKelvey
Exhibit F	Designation of Borrowing Subsidiary

Schedule 2.01	Lenders and Commitments
Schedule 3.08	Litigation
Schedule 6.01(a)	Existing Liens

iii

TERM CREDIT AGREEMENT dated as of July 10, 2007 (as the same may be amended, modified or supplemented from time to time, the “Agreement”), among ALCOA INC., a Pennsylvania corporation (“Alcoa”), ALCOA HOLDCO CANADA ULC (“Alcoa Holdco Canada”), a Nova Scotia unlimited liability company, a wholly-owned indirect Subsidiary of Alcoa, the Lenders (such term and each other capitalized term used but not defined herein having the meaning ascribed thereto in Article I), and CITICORP NORTH AMERICA, INC., as Administrative Agent for the Lenders.

Whereas, the Borrowers have requested that the Lenders make available certain term loans for the purposes specified in this Agreement; and

Whereas, the Lenders are willing to make available to the Borrowers such term loans upon the terms and subject to the conditions set forth herein;

Now, Therefore, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” shall mean CNAI, in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” shall mean the Administrative Agent and the Syndication Agent.

“Alcan” shall mean Alcan Inc., a corporation organized under the laws of Canada.

“Alcan Material Adverse Effect” shall mean a material adverse effect on the business, properties, assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, shareholders’ equity, condition (financial or otherwise), licenses or franchises, results of operations, prospects, cash flows, permits, rights or privileges (whether contractual or otherwise), of Alcan and its subsidiaries, on a consolidated basis.

“Applicable Margin” shall mean, as of any date of determination, a per annum rate equal to the rate set forth below opposite the applicable Type of Loan and the Index Debt Ratings in effect on such date set forth below:

	Category 1	Category 2	Category 3	Category 4	Category 5	Category 6
	Index Debt Ratings of at least A- by S&P and /or A- by Fitch and/or A3 by Moody’s.	Index Debt Ratings less than Category 1, but at least BBB+ by S&P and/or BBB+ by Fitch and/or Baa1 by Moody’s.	Index Debt Ratings less than Category 2, but at least BBB by S&P and/or BBB by Fitch and/or Baa2 by Moody’s.	Index Debt Ratings less than Category 3, but at least BBB- by S&P and/or BBB- by Fitch and/or Baa3 by Moody’s.	Index Debt Ratings less than Category 4, but at least BB+ by S&P and/or BB+ by Fitch and/or Ba1 by Moody’s (unless Category 6 is applicable).	Index Debt Ratings of BB or less by S&P or BB or less by Fitch or Ba2 or less by Moody’s.

Applicable to LIBOR Loans	0.40%	0.50%	0.60%	0.75%	1.00%	1.25%

Applicable to Base Rate Loans	0.00%	0.00%	0.00%	0.00%	0.00%	0.25%

“Applicable Unused Commitment Fee Rate” shall mean, as of any date of determination, a per annum rate equal to the rate set forth below opposite the Index Debt Ratings in effect on such date set forth below:

	Category 1	Category 2	Category 3	Category 4	Category 5	Category 6
	Index Debt Ratings of at least A- by S&P and/or A- by Fitch and/or A3 by Moody’s.	Index Debt Ratings less than Category 1, but at least BBB+ by S&P and/or BBB+ by Fitch and/or Baa1 by Moody’s.	Index Debt Ratings less than Category 2, but at least BBB by S&P and/or BBB by Fitch and/or Baa2 by Moody’s.	Index Debt Ratings less than Category 3, but at least BBB- by S&P and/or BBB- by Fitch and/or Baa3 by Moody’s.	Index Debt Ratings less than Category 4, but at least BB+ by S&P and/or BB+ by Fitch and/or Ba1 by Moody’s (unless Category 6 is applicable).	Index Debt Ratings of BB or less by S&P or BB or less by Fitch or Ba2 or less by Moody’s.

Applicable Unused Commitment Fee Rate	0.07%	0.08%	0.10%	0.125%	0.150%	0.150%

“Approved Borrowing Subsidiary” shall mean each wholly-owned Subsidiary of Alcoa that is a U.S. Person or that is organized under the law of Canada or any jurisdiction therein.

“Approved Electronic Platform” shall have the meaning assigned to such term in Section 9.03(b).

“Approved Fund” shall have the meaning assigned to such term in Section 10.04(b).

“Arrangers” shall mean Citigroup Global Markets Inc. and Goldman Sachs Credit Partners L.P. in their capacities as joint lead arrangers and joint book-running managers.

“Asset Sale” shall mean, with respect to any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of fixed or capital assets, or lines of business by Alcoa or any of its Subsidiaries which yields in the aggregate gross proceeds to Alcoa or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $100,000,000; provided, however, that any such sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition (a) to Alcoa or any of its Subsidiaries, (b) of any portion of the Shares or (c) unless Alcoa Controls a majority of the board of directors of Alcan, by Alcan or any of its Subsidiaries at any time prior to the consummation of the Merger, shall not constitute an Asset Sale.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Base Rate” shall mean each of the U.S. Base Rate and the Canadian Base Rate.

“Base Rate Borrowing” shall mean a U.S. Base Rate Borrowing or a Canadian/U.S. Base Rate Borrowing.

“Base Rate Loan” shall mean a U.S. Base Rate Loan or a Canadian/U.S. Base Rate Loan.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrowers” shall mean the (a) Alcoa, (b) Alcoa Holdco Canada, and (c) and the Borrowing Subsidiaries.

“Borrowing” shall mean any group of Loans of a single Type made by the U.S. Lenders or the Canadian/U.S. Lenders to a Borrower on a single date and as to which a single Interest Period is in effect.

“Borrowing Subsidiaries” shall mean, at any time, (a) Alcoa Holdco Canada and (b) each wholly owned subsidiary of Alcoa that has been designated by Alcoa as a Borrower hereunder and that has undertaken the obligations of Borrowing Subsidiaries, in each case, pursuant to Section 10.04(e).

“Borrowing Subsidiaries Obligation” shall mean the Obligations of each Borrowing Subsidiary.

“Business Day” shall mean a day of the year on which banks are not required or authorized to close in New York City and if the applicable Business Day relates to notices, determinations, fundings and payments in connection with (a) the LIBOR Rate or any LIBOR Rate Loan, a day on which deposits in dollars are also carried on in the London interbank market and (b) the Canadian Base Rate or any Canadian Base Rate Loan, a day of the year on which banks are not required or authorized to close in Toronto or Montreal, Canada.

“Canadian Base Rate” shall mean the rate determined by the Administrative Agent as the fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the higher of the following:

(a) the rate of interest announced publicly from time to time by Citibank, N.A., Canadian Branch, from time to time, as Citibank, N.A., Canadian Branch’s base rate for loans denominated in dollars; and

(b) 0.5% per annum plus the Federal Funds Rate.

“Canadian/U.S. Base Rate Borrowing” shall mean a Borrowing comprised of Canadian/U.S. Base Rate Loans.

“Canadian/U.S. Base Rate Loan” shall mean any Canadian/U.S. Loan during any period in which it bears interest based on the Base Rate in accordance with the provisions of Article II.

“Canadian Borrower” shall mean (a) Alcoa Holdco Canada and (b) any other Borrowing Subsidiary organized under the law of Canada or any jurisdiction therein.

“Canadian/U.S. Borrowing” shall mean Canadian/U.S. Loans made on the same day by the Canadian/U.S. Lenders ratably according to their respective Canadian/U.S. Commitments.

“Canadian/U.S. Commitment” shall mean, with respect to each Canadian/U.S. Lender, the commitment of such Lender to make Canadian/U.S. Loans in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Canadian/U.S. Commitment,” as amended to reflect each Assignment and Assumption executed by such Lender, and as such amount may be reduced pursuant to this Agreement, and “Canadian/U.S. Commitments” shall mean the aggregate Canadian/U.S. Commitments of all Canadian/U.S. Lenders, which amount, initially as of the Effective Date, shall be $13,400,000,000.

“Canadian/U.S. Commitment Reduction” shall have the meaning assigned to it in Section 2.10(b).

“Canadian/U.S. Facility” shall mean the Canadian/U.S. Commitments and the provisions herein related to the Canadian/U.S. Loans.

“Canadian/U.S. Lender” shall mean each Lender having a Canadian/U.S. Commitment.

“Canadian/U.S. Loan” shall have the meaning assigned to it in Section 2.01(b).

“Capital Contribution” shall mean, a direct or indirect, (a) cash equity contribution by Alcoa, (b) capital contribution by Alcoa consisting of shares of Alcoa’s common stock, par value $1.00 per share, or (c) any other capital contribution, direct or indirect, of cash, Stock or other consideration, made by Alcoa or any Subsidiary thereof in accordance with the Related Documents, in each case of clauses (a), (b) or (c) above to Alcoa Holdco Canada or any other wholly-owned Subsidiary of Alcoa, in exchange for the issuance of common equity of Alcoa Holdco Canada or such other wholly-owned Subsidiary to Alcoa or to any of its wholly-owned Subsidiaries.

“Capital Markets Transaction” shall mean the receipt by Alcoa or any of its Subsidiaries of proceeds of an issuance in the public or private capital markets of long term debt securities, of equity securities or of equity-linked (e.g., trust preferred) securities.

“Cash Equivalents” shall mean (a) securities issued or fully guaranteed or insured by the United States federal government or any agency thereof, (b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least “A-1” by S&P or “P-1” by Moody’s, (c) commercial paper of an issuer rated at least “A-1” by S&P or “P-1” by Moody’s and (d) shares of any money market fund that (i) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (a), (b) and (c) above, (ii) has net assets in excess of $500,000,000 and (iii) is rated at least “A-1” by S&P or “P-1” by Moody’s; provided, however, that the maturities of all obligations of the type specified in clauses (a), (b) and (c) above shall not exceed 180 days.

“Citi” means Citibank, N.A., a national banking association.

“CLO” shall have the meaning assigned to such term in Section 10.04(b).

“CNAI” shall mean Citicorp North America, Inc.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Commitment” shall mean each of the Canadian/U.S. Commitments and the U.S. Commitments.

“Communications” shall have the meaning assigned to it in Section 9.03(a).

“Consolidated Net Tangible Assets” shall mean at any time, the aggregate amount of assets (less applicable reserves and other properly deductible items) of Alcoa and its consolidated Subsidiaries adjusted for inventories on the basis of cost (before application of the “last-in first-out” method of determining cost) or current market value, whichever is lower, and deducting therefrom (a) all current liabilities of such corporation and its consolidated Subsidiaries except for (i) notes and loans payable (including commercial paper), (ii) current maturities of long-term debt and (iii) current maturities of obligations under capital leases and (b) all goodwill, trade names, patents, unamortized debt discount and expenses of such corporation and its consolidated Subsidiaries (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth in the most recent consolidated balance sheet of Alcoa and its consolidated Subsidiaries, delivered to the Administrative Agent pursuant to Section 5.01, computed and consolidated in accordance with GAAP.

“Consolidated Net Worth” shall mean at any time, the consolidated net worth of Alcoa and its consolidated Subsidiaries at such time (including minority interests), computed and consolidated in accordance with GAAP.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of Voting Stock, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Period” shall mean the period from and including the Effective Date to but excluding the Maturity Date or, if earlier, the earlier of the date on which the Commitments shall be terminated pursuant to the terms hereof and the date that is 60 days after the date on which the Merger is consummated.

“Debt Issuance” shall mean the issuance of Indebtedness of the type specified in clause (a) or (b) of the definition of “Indebtedness” by Alcoa or any of its Subsidiaries in a Capital Markets Transaction or any other debt facility incurred in the commercial bank market, other than (i) the issuance of commercial paper or other short-term debt programs, including any such domestic and foreign working capital facility and (ii) any refinancing, replacement, amendment, restatement or other modification to the Existing Five-Year Credit Agreements or any Designated Existing Indebtedness.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Designated Existing Indebtedness” shall mean the outstanding Indebtedness of Alcoa, Alcan and their respective Subsidiaries, in each case that, by their respective terms, or as a result of any of the Transactions, is in default, matures or is mandatorily payable (including as a result of acceleration), in whole or in part, on or prior to the Scheduled Maturity Date.

“Designation Date” shall have the meaning assigned to such term in Section 10.04(e).

“Designation of Borrowing Subsidiary” shall mean a Designation of Borrowing Subsidiary executed by Alcoa and a Subsidiary thereof in substantially the form of Exhibit F.

“dollars” or “$” shall mean lawful money of the United States of America.

“EBITDA” shall mean, with respect to any person for any period, net income (or net loss) (before discontinued operations for such period and exclusive of, without duplication, (x) the income or loss resulting from extraordinary items, (y) the income of any person accounted for by Alcoa on the equity method and (z) non-cash, one time charges) plus the sum of (a) (i) Interest Expense, (ii) income tax expense, (iii) depreciation expense and (iv) amortization expense, in each case of clauses (a)(i) through (a)(iv) determined in accordance with GAAP for such period, and (b) the Transaction Expenses for such period.

“Effective Date” shall mean the date of this Agreement.

“Equity Issuance” shall mean the issuance or sale of any Stock of Alcoa or any of its Subsidiaries by Alcoa or any of its Subsidiaries in a Capital Markets Transaction (excluding any equity issued in connection with any employee or director compensation plan).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is a member of a group of which any Borrower is a member and which is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or

Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 302(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of its subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such subsidiary could otherwise be liable; (i) any other similar event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrowers and (x) any Foreign Benefit Event.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Exchange Act Reports” shall mean the Annual Report of Alcoa on Form 10-K for the year ended December 31, 2006, the Quarterly Report of Alcoa on Form 10-Q for the quarter ended March 31, 2007, all current reports of Alcoa on Form 8-K dated April 1, 2007 to July 10, 2007, and the Schedule TO dated May 7, 2007 (and all amendments and exhibits thereto, including those incorporated by reference therein) filed by Alcoa with the SEC pursuant to the Securities Exchange Act of 1934.

“Excluded Taxes” shall mean (i) any Taxes based upon, or measured by, any Lender’s, any Transferee’s or the Administrative Agent’s net income, net receipts, net profits, net worth or capital (including franchise or similar Taxes imposed in lieu of such Taxes), but only to the extent such Taxes are imposed by a taxing authority (a) in a jurisdiction (or political subdivision thereof) under the laws of which such Lender, Transferee or the Administrative Agent is organized or incorporated, (b) in a jurisdiction (or political subdivision thereof) in which such Lender, Transferee or the Administrative Agent does business, or (c) in a jurisdiction (or political subdivision thereof) in which such Lender, Transferee or the Administrative Agent maintains a lending office (or branch), (ii) any franchise Taxes, branch Taxes or branch profits Taxes imposed by the United States or any similar Taxes imposed by any jurisdiction (or political subdivision thereof) described in clause (i) or in which any Borrower is located, (iii) with regard to any Lender or Transferee, any withholding Tax that is (a) imposed on amounts payable to such Lender or Transferee because such Lender or Transferee designates a new lending office, except to the extent that such Lender (or Transferee) was entitled, at the time of designation of a new lending office (or assignment), to receive such additional amounts from the Borrower pursuant to Section 2.19(a), or (b) attributable to such Lender’s or Transferee’s failure to comply with Section 2.19(g), (h) or (i), as applicable, and (iv) any Tax that is found in a final, non-appealable judgment by a court of competent jurisdiction to have been imposed solely as a result of any Lender’s, Transferee’s or the Administrative Agent’s gross negligence or willful misconduct.

“Existing Five-Year Credit Agreements” shall mean, collectively, (i) the Five-Year Revolving Credit Agreement dated as of April 22, 2005 among Alcoa, the lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto, (ii) the Five-Year Revolving Credit Agreement dated as of April 23, 2004, as amended, among Alcoa, the lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto and (iii) the Five-Year Credit Agreement dated as of April 25, 2003, as amended, among Alcoa, the lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto (as the same may be further amended, supplemented, restated or otherwise modified from time to time).

“Facilities” shall mean the U.S. Facility and the Canadian/U.S. Facility.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, Treasurer or Controller of such corporation.

“Fitch” shall mean Fitch Ratings, Inc.

“Foreign Benefit Event” shall mean (a) with respect to any Foreign Pension Plan, (i) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (ii) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (iii) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee to administer any such Foreign Pension Plan, or to the insolvency of any such Foreign Pension Plan and (iv) the incurrence of any liability of the Borrowers under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein and (b) with respect to any Foreign Plan, (i) the occurrence of any transaction that is prohibited under any applicable law and could result in the incurrence of any liability by the Borrowers, or the imposition on the Borrowers of any fine, excise tax or penalty resulting from any noncompliance with any applicable law and (ii) any other event or condition that could reasonably be expected to result in liability of any of the Borrowers.

“Foreign Plan” shall mean any plan or arrangement established or maintained outside the United States for the benefit of present or former employees of any of the Borrowers.

“Foreign Pension Plan” shall mean any benefit plan which under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“GAAP” shall mean generally accepted accounting principles, as used in, and applied on a basis consistent with, the financial statements of Alcoa referred to in Section 3.06.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange.

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing any Indebtedness of any other person, whether directly or indirectly, and including any obligation of such person, direct or indirect, to purchase or pay such Indebtedness or to purchase any security for the payment of such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Hedging Contracts” shall mean all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements and all other similar agreements or arrangements designed to alter the risks of any person arising from fluctuations in interest rates, currency values or commodity prices.

“Indebtedness” of any person at any time shall mean, without duplication, (a) all obligations for money borrowed or raised; (b) all obligations of such person evidenced by notes, bonds, debentures or similar instruments or that bear interest or are issued at a discount; (c) all obligations (other than accounts payable and other similar items arising in the ordinary course of business) for the deferred payment of the purchase price of property and all indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all capital lease obligations of such person; (e) all payments that such person would have to make in the event of an early termination on the date Indebtedness of such person is being determined in respect of Hedging Contracts of such person; (f) all Guarantees of such person (other than, in the case of Alcoa or any of its Subsidiaries, Guarantees of Indebtedness owed to Alcoa or any of its Subsidiaries); (g) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.

“Indebtedness for Money Borrowed” shall mean, (a) all items that, in accordance with GAAP, would be classified as debt on Alcoa’s consolidated balance sheet, and (b) without duplication, whether or not reflected as debt on Alcoa’s consolidated balance sheet, all Receivables Securitization Obligations.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to it in Section 10.05(c).

“Index Debt” shall mean the senior, unsecured, non-credit enhanced, long–term Indebtedness for borrowed money of Alcoa.

“Index Debt Ratings” shall mean, as of any date, the most recently announced rating for any Index Debt by S&P, Fitch or by Moody’s. For purposes of the foregoing, (a) if none of Moody’s, S&P and Fitch shall have in effect a rating for any Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then all such rating agencies shall be deemed to have established ratings for such Index Debt in Category 6; (b) if only one or two of Moody’s, Fitch and S&P shall have in effect a rating for any Index Debt, then the Applicable Margin and the Unused Commitment Fee Rate shall be determined on the basis of such single or two Index Debt Ratings, as applicable (provided that, if the such two Index Debt Ratings shall fall within different Categories, the Applicable

Margin and the Unused Commitment Fee Rate shall be based on the Category corresponding to the higher of such Index Debt ratings, unless such ratings differ by two or more Categories, in which case the Applicable Margin and the Unused Commitment Fee Rate will be based upon the Category one level above the Category corresponding to the lower of such Index Debt Rating); (c) if the Index Debt Ratings established or deemed to have been established by two of such rating agencies shall fall at the same Category and the Index Debt Ratings established or deemed to have been established by the other rating agency shall fall at a Category that is one Category above or one Category below such two similar Index Debt Ratings, the Applicable Margin and the Unused Commitment Fee Rate shall be based on the Category corresponding to the Category of such similar two Index Debt Ratings; (d) if the Index Debt Ratings established or deemed to have been established by two of such rating agencies shall fall at the same Category and the Index Debt Ratings established or deemed to have been established by the other rating agency shall fall at a Category that is two or more Categories above such two Index Debt Ratings, the Applicable Margin and the Unused Commitment Fee Rate shall be based on the Category that is one Category above the Category of such two similar Index Debt Ratings; (e) if the Index Debt Ratings established or deemed to have been established by two of such rating agencies shall fall at the same Category and the Index Debt Ratings established or deemed to have been established by the other rating agency shall fall at a Category that is two or more Categories below such two Index Debt Ratings, the Applicable Margin and the Unused Commitment Fee Rate shall be based on the Category that is one Category below the Category of such two similar Index Debt Ratings; (f) if the Index Debt Ratings established or deemed to have been established by each of such rating agencies shall fall in a different Category, the Applicable Margin and the Unused Commitment Fee Rate shall be based on the Category that is between the highest and lowest of such Categories; and (g) if any rating for any Index Debt established or deemed to have been established by Moody’s, Fitch or S&P shall be changed (other than as a result of a change in the rating system of Moody’s, Fitch or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin and the Unused Commitment Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, Fitch or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, Alcoa and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the non-availability of ratings from such rating agency, and pending the effectiveness of any such amendment, the ratings of such rating agency most recently in effect prior to such change or cessation shall be employed in determining the Applicable Margin and the Unused Commitment Fee Rate.

“Interest Election Request” has the meaning specified in Section 2.04(a).

“Interest Expense” shall mean, for any person for any period, (a) consolidated total interest expense of such person and its Subsidiaries for such period and including, in any event, interest capitalized during such period and net costs under Interest Rate Contracts for such period minus (b) consolidated net gains of such person and its Subsidiaries under Interest Rate Contracts for such period, minus (c) any consolidated interest income of such person and its Subsidiaries for such period and minus (d) any interest expense which constitutes a Transaction Expense.

“Interest Payment Date” shall mean, with respect to any Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, and, in addition, the effective date of any continuation of such Borrowing in its existing Type or conversion of such Borrowing to a Borrowing of a different Type, and the Maturity Date.

“Interest Period” shall mean (a) as to any LIBOR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower to which such Loan is made may elect; provided, however, that the Borrowers may not elect any Interest Period that ends after the Scheduled Maturity Date, and (b) as to any Base Rate Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Maturity Date and (iii) the date such Borrowing is prepaid in accordance with Section 2.11; provided, however, that in each case of clauses (a) and (b) above, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

“Interest Rate Contracts” shall mean all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Lenders” shall mean (a) the financial institutions or other entity listed on Schedule 2.01 (other than any such financial institution or other entity that has ceased to be a party hereto pursuant to an Assignment and Assumption) and (b) any financial institution or other entity that has become a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” shall mean, with respect to any LIBOR Borrowing for any Interest Period, an interest rate (rounded upwards, if necessary, to the next  1/100 of 1%) equal to the offered rate for dollar deposits for a period equal to the Interest Period for such LIBOR Borrowing that appears on the Reuters LIBOR01 Page (or any page that can reasonably be considered a replacement page) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. If such rate is not available on the Reuters LIBOR01 Page, the “LIBO Rate” shall be the rate (rounded upwards, if necessary, to the next  1/100 of 1%) equal to the arithmetic average of the respective rates per annum at which dollar deposits approximately equal in principal amount to such LIBOR Borrowing and for a maturity comparable to such Interest Period are offered in immediately available funds to the London branches of the Reference Banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. The Administrative Agent shall determine the LIBO Rate and such determination shall be conclusive absent manifest error.

“LIBOR Borrowing” shall mean a Borrowing comprised of LIBOR Loans.

“LIBOR Loan” shall mean any Loan during any period in which it bears interest based on the LIBO Rate in accordance with the provisions of Article II.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement and such other agreements from time to time identified as Loan Documents by the Administrative Agent and the Restricted Group Members party thereto.

“Loans” shall mean the loans made by the Lenders pursuant to this Agreement. Each Loan shall be a LIBOR Loan or a Base Rate Loan.

“Margin Stock” shall mean “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” shall mean a materially adverse effect on the business, assets, operations or financial condition of Alcoa and its Subsidiaries, taken as a whole, or a material impairment of the ability of the Restricted Group Members, taken as a whole, to perform their obligations under this Agreement, taken as a whole.

“Maturity Date” shall mean the earlier of (a) the Scheduled Maturity Date and (b) the date on which the Obligations become due and payable pursuant to Article VII.

“Merger” shall mean an amalgamation, statutory plan of arrangement, amendment to Alcan’s articles, consolidation, capital reorganization or other transaction, in each case pursuant to which Alcan shall amalgamate with Alcoa Holdco Canada or another direct or indirect Subsidiary of Alcoa Holdco Canada in accordance with the applicable Merger Document, and, immediately following such transaction, the amalgamated corporation resulting therefrom will be a wholly-owned indirect subsidiary of Alcoa, and effected in compliance with the conditions of Section 8.2 of Ontario Securities Commission Rule 61-501 (“61-501”) and the corresponding provisions of Autorite des marches financiers du Québec Policy Statement Q-27 (“Q-27”) necessary to ensure that the votes attached to Shares acquired under the Tender Offer may be voted in favor of such transaction to the extent that “minority approval”, as such term is defined in each of 61-501 and Q-27, is required under 61-501 or Q-27 to complete such transaction.

“Merger Consummation Date” shall mean the date on which the Merger is consummated.

“Merger Documents” shall mean any and all agreements, documents, and instruments entered into in connection with the Merger or the effectuation thereof, including in connection with the solicitation of shareholders’ approval thereof.

“Minimum Share Conditions” shall mean (a) there shall have been properly deposited under the Tender Offer and not withdrawn that number of Shares that, when added to the Shares then owned by Alcoa or any of its Subsidiaries, constitutes at least 66  2/3% of the Shares (calculated on a fully diluted basis) at the time Shares are first taken up under the Tender Offer and (b) there shall have been properly deposited under the Tender Offer and not withdrawn more than 50% of Shares, and any other shares in the capital of Alcan entitled to vote generally in the election of the directors of Alcan, held by Independent Shareholders (as defined in the Tender Offer Documents).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” shall mean proceeds received by Alcoa or any of its Subsidiaries after the Effective Date in cash from any (a) Asset Sale net of (i) the reasonable cash costs of sale, assignment or other disposition (including, (1) all reasonable and customary legal, investment banking, brokerage and accounting fees and expenses incurred in connection with such Asset Sale and (2) the amount of any reserves established to fund contingent liabilities estimated in good faith to be payable and that are directly attributable to such Asset Sale (as determined reasonably and in good faith by the chief financial or chief accounting officer of Alcoa)), (ii) any and all Taxes paid directly or indirectly or reasonably estimated to be payable by Alcoa or such Subsidiary as a result thereof and (iii) any amount required to be paid or prepaid on Indebtedness (other than the Obligations) secured by the assets subject to such Asset Sale, or (b)(i) Equity Issuance or (ii) any Debt Issuance, in each case net of brokers’ and advisors’ fees and commissions, legal, accounting and other professional fees and other costs incurred in connection with such transaction; provided, however, that in each case of clauses (a) and (b) above, (x) Net Cash Proceeds shall exclude any proceeds received by Alcoa or any of its Subsidiaries in connection with the incurrence or issuance of any Receivables Securitization Obligation to the extent such proceeds are used to refinance or replace Indebtedness of Alcoa or any of its Subsidiaries under commercial paper or other short-term debt programs, including any working capital facility, or to fund working capital of Alcoa, and (y) a certificate of a Responsible Officer of Alcoa showing in reasonable detail the calculation used in determining such Net Cash Proceeds is provided to the Administrative Agent.

“Non-Material Changes” shall mean, with respect to the terms of any Related Document, waivers, amendments or modifications (a) of such terms that do not, in the aggregate, materially and adversely affect the interests of the Administrative Agent or the Lenders or (b) to the Offer Consideration (as defined in the Offer to Purchase).

“Note” shall have the meaning given such term in Section 2.05(e).

“Obligations” shall mean, collectively, the Loans and all other amounts, obligations, covenants and duties owing by the Borrowers to the Administrative Agent, any Lender, or any Indemnitee, of every type and description (whether by reason of an extension of credit, loan, guaranty, indemnification or otherwise), present or future, arising under this Agreement, any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all fees, interest, charges, expenses, attorneys’ fees and disbursements, and other sums chargeable to the Borrowers under this Agreement or any other Loan Document.

“Offer to Purchase” shall mean the Offer to Purchase, dated as of May 7, 2007, filed with the SEC by Alcoa with respect to the offer to purchase all of the Shares.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“person” shall mean any natural person, corporation, organization, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of any Borrower or any ERISA Affiliate.

“Ratable Portion” or “ratably” means, for any Lender:

(a) with respect to the U.S. Loans, the percentage obtained by dividing (i) the sum of the aggregate outstanding amount of the unused U.S. Commitment of such Lender by (ii) the sum of the aggregate outstanding amount of the unused U.S. Commitments of all Lenders (or, at any time on or after the expiry date of the Credit Period, the percentage obtained by dividing the principal amount of such Lender’s U.S. Loans by the aggregate U.S. Loans of all Lenders); and

(b) with respect to the Canadian/U.S. Loans, the percentage obtained by dividing (i) the sum of the aggregate outstanding amount of the unused Canadian/U.S. Commitment of such Lender by (ii) the sum of the aggregate outstanding amount of the unused Canadian/U.S. Commitments of all Lenders (or, at any time on or after the expiry date of the Credit Period, the percentage obtained by dividing the principal amount of such Lender’s Canadian/U.S. Loans by the aggregate Canadian/U.S. Loans of all Lenders).

“Receivables Securitization Obligation” shall mean, with respect to any receivables securitization program, (a) the outstanding principal amount of all notes, bonds or other debt instruments or other securities the proceeds of which are used to finance the purchase of accounts receivables and related assets in such securitization program or (b) the principal amount of ownership interests (including fractional undivided interests) in a pool or pools of accounts receivables and related assets in any such receivables securitization program, in each case of (a) or (b) above issued or sold by Alcoa or any of its Subsidiaries (including any securitization special purpose entity or vehicle) to banks, investors or other persons (other than Alcoa or any Subsidiary or Affiliate thereof).

“Reference Banks” shall mean Citi, Bank of America, N.A. and Bank of Montreal.

“Register” shall have the meaning given such term in Section 10.04(b).

“Regulation U” shall mean Regulation U of the Board or any Governmental Authority succeeding to its functions, as in effect from time to time.

“Related Documents” shall mean each of the Transaction Documents other than the Loan Documents; provided, however, that any reference to “Related Document” or “Related Documents” in Sections 4.01(d) and 4.02(a) shall mean the Related Documents in existence on the Effective Date and the references to Related Documents in Sections 4.03(d) and 6.05 shall mean the Related Documents in existence at the time the condition precedent set forth in Section 4.03(d) is to be satisfied or the covenant set forth in Section 6.05 is to be complied with.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Reportable Event” shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Canadian/U.S. Lenders” shall mean, collectively, (a) on and after the Effective Date and prior to the expiry date of the Credit Period, Lenders having more than fifty percent (50%) of the sum of the aggregate outstanding amount of the unused Canadian/U.S. Commitments and the principal amount of all Canadian/U.S. Loans then outstanding and (b) on and after the expiry date of the Credit Period, Lenders having more than fifty percent (50%) of the sum of the aggregate principal amount of all Canadian/U.S. Loans then outstanding.

“Required Lenders” shall mean, collectively, (a) on and after the Effective Date and prior to the expiry date of the Credit Period, Lenders having more than fifty percent (50%) of the sum of the aggregate outstanding amount of the unused Commitments and the principal amount of all Loans then outstanding and (b) on and after the expiry date of the Credit Period, Lenders having more than fifty percent (50%) of the sum of the aggregate principal amount of all Loans then outstanding.

“Required U.S. Lenders” shall mean, collectively, (a) on and after the Effective Date and prior to the expiry date of the Credit Period, Lenders having more than fifty percent (50%) of the sum of the aggregate outstanding amount of the unused U.S. Commitments and the principal amount of all U.S. Loans then outstanding and (b) on and after the expiry date of the Credit Period, Lenders having more than fifty percent (50%) of the sum of the aggregate principal amount of all U.S. Loans then outstanding.

“Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

“Restricted Group Members” shall mean, collectively, Alcoa and each other Borrower.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Scheduled Maturity Date” shall mean January 10, 2009.

“SEC” shall mean the Securities and Exchange Commission (or any successor agency).

“Section 6.03(a) Debt” shall mean, without duplication, (a) all obligations for money borrowed or raised, all obligations (other than accounts payable and other similar items arising in the ordinary course of business) for the deferred payment of the purchase price of property, and all capital lease obligations, which, in each case, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of the balance sheet of such person and (b) all Guarantees of such person of obligations described in clause (a) above.

“Shareholder Rights Agreement” shall mean the Shareholder Rights Agreement between Alcan and CIBC Mellon Trust Company, as rights agent, as amended and restated as of April 28, 2005 (as the same may be further amended, supplemented, restated or otherwise modified from time to time).

“Shares” shall mean, collectively, each issued and outstanding common share of Alcan, together with the associated rights issued and outstanding under the Shareholder Rights Agreement.

“Solvent” shall mean, with respect to any person as of any date of determination, that, as of such date, (a) the value of the assets of such person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such person, (b) such person is able to pay all liabilities of such person as such liabilities mature and (c) such person does not have unreasonably small capital, in each case, taking into account any rights of contribution. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock” shall mean shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the Voting Stock or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

“Syndication Agent” shall mean Goldman Sachs Credit Partners L.P.

“Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings of a similar nature, and including, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, mineral severance, excise, stamp, windfall profits, transfer and gains taxes, (ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

“Tender Funding Date” shall mean the first time and date on which the initial Loans are made.

“Tender Offer” shall mean the tender offer for all of the Shares by Alcoa and Alcoa Holdco Canada pursuant to the terms of the Tender Offer Documents.

“Tender Offer Documents” shall mean (a) the Offer to Purchase and the related letter of transmittal and summary advertisement, (b) all documents filed by or on behalf of Alcoa or its Affiliates with the SEC or the Canadian securities regulatory authorities in connection with the Offer to Purchase and (c) any amendments, supplements or other modifications to any of the foregoing.

“Transactions” shall mean, collectively, the transactions contemplated in connection with the Tender Offer, the Merger, the Facilities and the other transactions contemplated under the Transaction Documents; provided, however, that any reference to “Transactions” in representations or warranties, conditions precedent or covenants in Articles III, IV, V or VI shall mean the Transactions, as contemplated by the Transaction Documents in existence at the time such representation or warranty is made, such condition precedent is to be satisfied or such covenant is to be complied with.

“Transaction Documents” shall mean the Loan Documents, the Tender Offer Documents and the Merger Documents; provided, however, that any reference to “Transaction Document” or “Transaction Documents” in representations or warranties, conditions precedent or covenants in Articles III, IV, V or VI shall mean the Transaction Document or Transaction Documents in existence at the time such representation or warranty is made, such condition precedent is to be satisfied or such covenant is to be complied with.

“Transaction Expenses” shall mean all one-time fees, costs and expenses incurred in connection with the Tender Offer, Merger and the other Transactions, including the financing thereof (including debt issuance costs and commissions and discounts, or other non-recurring fees and charges associated with the Loans), and any other non-recurring costs (including severance costs and restructuring charges) incurred as a result of the Merger.

“Transferee” shall mean any transferee or assignee of any Lender, including a participation holder.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall mean the LIBO Rate and the Base Rate.

“Unused Commitment Fee” shall have the meaning assigned to such term in Section 2.06(a).

“U.S. Base Rate” shall mean, for any period, the rate determined by the Administrative Agent as the fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a) the rate of interest announced publicly by Citi in New York, New York, from time to time, as Citi’s base rate for loans denominated in dollars;

(b) the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25%) of (i) 0.5% per annum, (ii) the rate per annum obtained by dividing (A) the latest three week moving average of secondary market morning offering rates in the United States for three month certificates of deposit of major United States money market banks, such three week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three week period ending on the previous Friday by Citi on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citi from three New York certificate of deposit dealers of recognized standing selected by Citi, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three week period by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citi in respect of liabilities consisting of or including (among other liabilities) three month U.S. dollar nonpersonal time deposits in the United States and (iii) the average during such three week period of the maximum annual assessment rates estimated by Citi for determining the then current annual assessment payable by Citi to the Federal Deposit Insurance Corporation (or any successor) for insuring dollar deposits in the United States; and

(c) 0.5% per annum plus the Federal Funds Rate.

“U.S. Base Rate Borrowing” shall mean a Borrowing comprised of U.S. Base Rate Loans.

“U.S. Base Rate Loan” shall mean any U.S. Loan during any period in which it bears interest based on the U.S. Base Rate in accordance with the provisions of Article II.

“U.S. Borrowers” shall mean Alcoa and each other Borrower that is a “United States person,” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Borrowing” shall mean U.S. Loans made on the same day by the Lenders ratably according to their respective U.S. Commitments.

“U.S. Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make U.S. Loans in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “U.S. Commitment,” as amended to reflect each Assignment and Assumption executed by such Lender, and as such amount may be reduced pursuant to this Agreement, and “U.S. Commitments” shall mean the aggregate U.S. Commitments of all Lenders, which amount, initially as of the Effective Date, shall be $16,600,000,000.

“U.S. Commitment Reduction” has the meaning specified in Section 2.10(b).

“U.S. Facility” shall mean the U.S. Commitments and the provisions herein related to the U.S. Loans.

“U.S. Lender” shall mean each Lender (or the Administrative Agent) having a U.S. Commitment.

“U.S. Loan” has the meaning specified in Section 2.01(a).

“U.S. Person” shall mean any person that is created or organized under the federal laws of the United States or the laws of any state of the United States of America or the District of Columbia.

“Voting Stock” with respect to the Stock of any person means Stock of any class or classes (however designated) having ordinary voting power for the election of the directors of such person, other than Stock having such power only by reason of the occurrence of a contingency.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally; Accounting Principles. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. If any change in the accounting principles used in the preparation of the financial statements referred to in Section 3.06 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by Alcoa with the agreement of its independent public accountants and results in a change in any of the calculations required by Article VI that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Restricted Group Members shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article VI shall be given effect until such provisions are amended to reflect such changes in GAAP.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each U.S. Lender agrees, severally and not jointly, to make term loans in dollars (the “U.S. Loans”) on the Tender Funding Date and thereafter from time to time during the Credit Period to one or more of the Borrowers in accordance with the terms hereof; provided, however, that (i) after giving effect to any U.S. Loan, the aggregate principal amount of the outstanding U.S. Loans shall not exceed the U.S. Commitments and (iii) at all times the aggregate principal amount of all outstanding U.S. Loans made by each U.S. Lender shall equal its Ratable Portion of the aggregate principal amount of all outstanding U.S. Loans. The U.S. Commitment of each U.S. Lender is set forth on Schedule 2.01 to this Agreement under the caption “U.S. Commitments” or in any applicable Assignment and Assumption. Such U.S. Commitment may be terminated or reduced from time to time pursuant to Section 2.10 or terminated pursuant to Article VII. Amounts of U.S. Loans prepaid or repaid may not be reborrowed.

(b) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Canadian/U.S. Lender agrees, severally and not jointly, to make term loans in dollars (the “Canadian/U.S. Loans”) on the Tender Funding Date and thereafter from time to time during the Credit Period to one or more of the Borrowers in accordance with the terms hereof; provided, however, that (i) after giving effect to any Canadian/U.S. Loan, the aggregate principal amount of the outstanding Canadian/U.S. Loans shall not exceed the Canadian/U.S. Commitments and (ii) at all times the aggregate principal amount of all outstanding Canadian/U.S. Loans made by each Canadian/U.S. Lender shall equal its Ratable Portion of the aggregate principal amount of all outstanding Canadian/U.S. Loans. The Canadian/U.S. Commitment of each Canadian/U.S. Lender is set forth on Schedule 2.01 to this Agreement under the caption “Canadian/U.S. Commitments” or in any applicable Assignment and Assumption. Such Canadian/U.S. Commitment may be terminated or reduced from time to time pursuant to Section 2.10 or terminated pursuant to Article VII. Amounts of Canadian/U.S. Loans prepaid or repaid may not be reborrowed.

SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising each Borrowing shall be in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than $50,000,000 (or an aggregate principal amount equal to the remaining balance of the applicable Commitments, as the case may be).

(b) Each Borrowing shall be comprised entirely of LIBOR Loans, U.S. Base Rate Loans or Canadian Base Rate Loans, as the applicable Borrower may request pursuant to Section 2.03. Each Lender may at its option fulfill its Commitment with respect to any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, however, that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that no Borrower shall be entitled to request any Borrowing which, if made, would result in an aggregate of more than twenty separate LIBOR Loans of any Lender being made to the Borrowers and outstanding under this Agreement at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

(c) Each Lender shall make each Loan that is (A) a Base Rate Loan or (B) a LIBOR Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 2:00 p.m., New York City time, and the Administrative Agent shall by 4:00 p.m., New York City time, credit the amounts so received to the general deposit account of the Borrower to which such Loan is to be made with Mellon Bank, N.A., or such other account as such Borrower may designate in a written notice to the Administrative Agent, or, if such Loans are not made on such date because any condition precedent to a Borrowing herein specified shall not have been met, return the amounts so received to the respective Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Scheduled Maturity Date.

SECTION 2.03. Notice of Borrowings. In order to request a Borrowing, a Borrower shall give written or telecopy notice (or telephone notice promptly confirmed in writing or by telecopy) (a) in the case of a U.S. Base Rate Borrowing, to the Administrative Agent not later than 12:00 noon, New York City time, on the Business Day of such proposed Borrowing, (b) in the case of a Canadian Base Rate Borrowing, to the Administrative Agent not later than 10:00 a.m., New York City time, one Business Day before such proposed Borrowing, or (c) in the case of a LIBOR Borrowing, to the Administrative Agent not later than 10:00 a.m., New York City time, three Business Days before such proposed Borrowing. Such notice shall be irrevocable and shall in each case refer to this Agreement, identify the applicable Borrower and specify (i) whether such Borrowing is to be made under the U.S. Facility or the Canadian/U.S. Facility; (ii) whether such Borrower is a Canadian Borrower or a U.S. Borrower; (iii) whether such Borrowing is to be a LIBOR Borrowing or a Base Rate Borrowing; (iv) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (v) if such Borrowing is to be a LIBOR Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be (x) in the case of Loans to Borrowers other than Canadian Borrowers, a U.S. Base Rate Borrowing and (y) in the case of Canadian/U.S. Loans to a Canadian Borrower, a Canadian Base Rate Borrowing. If no Interest Period with respect to any LIBOR Borrowing is specified in any such notice, then the Borrower giving the notice of Borrowing shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Interest Elections. (a) Subject to the terms and conditions set forth in this Agreement, at the option of the applicable Borrower, (x) all Loans to Borrowers other than Canadian Borrowers shall be made as U.S. Base Rate Loans or LIBOR Loans, (y) all Canadian/U.S. Loans to a Canadian Borrower shall be made as Canadian Base Rate Loans or LIBOR Loans. Each Borrowing initially shall be of the Type specified in the applicable Borrowing request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing in its existing Type and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing (each an “Interest Election Request”).

(b) To make an Interest Election Request, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Sections 2.02 and 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a LIBOR Borrowing; and

(iv) if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such

Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to (i) if such Loan is to a Borrower other than a Canadian Borrower, a U.S. Base Rate Borrowing, or (ii) if such Loan is to a Canadian Borrower, a Canadian Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies Alcoa, then, so long as such Event of Default is continuing (A) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (B) unless repaid, each LIBOR Borrowing shall be converted to, (x) if such Loan is to a Borrower other than a Canadian Borrower, a U.S. Base Rate Borrowing, and (y) if such Loan is to a Canadian Borrower, a Canadian Base Rate Borrowing, at the end of the Interest Period applicable thereto.

SECTION 2.05. Evidence of Debt; Repayment of Loans. (a) The outstanding principal balance of each Loan shall be payable on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made to a Borrower hereunder, (ii) the Type of each such Loan and the Interest Period applicable thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent hereunder from any Borrower and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with their terms.

(e) Notwithstanding any other provision of this Agreement, in the event any Lender shall request a promissory note evidencing the Loans made by it hereunder (each a “Note”) to any Borrower, such Borrower shall deliver such a note, satisfactory to the Administrative Agent, payable to such Lender or its order, and the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.04) be represented by one or more promissory notes payable to the payee named therein or its order.

SECTION 2.06. Fees. (a) Alcoa agrees to pay, or cause any other Borrower to pay, in immediately available funds for the account of each Lender a commitment fee on the actual daily amount by which the Commitments of such Lender exceeds such Lender’s Ratable Portion of the aggregate outstanding principal amount of each of the U.S. Loans and the Canadian/U.S. Loans (the “Unused Commitment Fee”) from the date that is 60 days after the Effective Date through the end of the Credit Period at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the last Business Day of each calendar quarter, commencing on the first such Business Day following the date that is 60 days after the Effective Date and (y) on the date that is the end of the Credit Period. All Unused Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Unused Commitment Fee shall be paid on the dates due, in immediately available funds, to the Administrative Agent, for distribution, if and as appropriate, among the Lenders. Once paid, the Unused Commitment Fee shall not be refundable except in the case of an error which results in the payment of Unused Commitment Fee in excess of that due and payable as of such date, in which case the Administrative Agent shall cause a refund in the amount of such excess to be paid to Alcoa.

(b) Alcoa agrees to pay, or cause any other Borrower to pay, to the Administrative Agent and the Arrangers, for their respective accounts, the fees payable in the amounts and at the times separately agreed upon among Alcoa, such Borrowers, the Administrative Agent and the Arrangers.

SECTION 2.07. Interest on Loans. (a) Subject to the provisions of Section 2.08, the unpaid principal amount of the Loans comprising each Base Rate Borrowing shall bear interest for each day (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Base Rate is determined by reference to clause (a) of the definition of each of “Canadian Base Rate” and “U.S. Base Rate”, as applicable, and over a year of 360 days at all other times) at a rate per annum equal to the Base Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(b) Subject to the provisions of Section 2.08, the unpaid principal amount of the Loans comprising each LIBOR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. The applicable LIBO Rate or Base Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(d) For the purposes of this Agreement and specifically in respect of any interest or fees on any Loan made to a Canadian Borrower, whenever any interest or any fee is to be calculated on the basis of a period that is less than the actual number of days in a calendar year (e.g., 360 days), each rate of interest or fee determined pursuant to such calculation is, for the purposes of the Interest Act (Canada), equivalent to such rate (including the rate on which the fee is based) multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and divided by the number of days used as the basis of such calculation. The parties hereto acknowledge and agree that all calculations of interest under this Agreement in respect of any Loan to a Canadian Borrower are to be made on the basis of the nominal interest rate described herein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest. The parties acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

SECTION 2.08. Default Interest. If any Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, such Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to (a) in the case of overdue principal of any Loan, the rate otherwise applicable to such Loan as provided in Section 2.07 plus 2% per annum, or (b) in the case of any other amount, the rate applicable to Base Rate Borrowings plus 2% per annum.

SECTION 2.09. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a LIBOR Loan, the Administrative Agent shall have determined in good faith that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market or other market in which Lenders ordinarily raise dollars to fund Loans of the requested Type, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its LIBOR Loan during such Interest Period, or that reasonable means do not exist for ascertaining the LIBO Rate, then the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to Alcoa and the Lenders. In the event of any such determination, any request made by a Borrower after the date of such notice for a LIBOR Borrowing pursuant to Section 2.03 or 2.04 shall, until the Administrative Agent shall have advised Alcoa and the Lenders that the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Base Rate Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

SECTION 2.10. Termination and Reduction of Commitments. (a) The Commitments shall terminate on the Maturity Date.

(b) Upon at least ten Business Days’ prior irrevocable, written or telecopy notice (which notice may be conditioned upon the closing of any financing arrangement obtained to refinance or replace either of the Facilities) to the Administrative Agent, Alcoa may at any time during the Credit Period in whole permanently terminate, or from time to time in part permanently reduce, (i) the U.S. Commitments; provided, however, that (x) each such partial reduction shall be in an integral multiple of $5,000,000 and in a minimum principal amount of $50,000,000 and (y) the U.S. Commitments shall not be reduced to an amount that is less than the aggregate principal amount of the outstanding U.S. Loans (after giving effect to any simultaneous prepayment pursuant to Section 2.11) (each a “U.S. Commitment Reduction”), or (ii) the Canadian/U.S. Commitments; provided, however, that (x) each such partial reduction shall be in an integral multiple of $5,000,000 and in a minimum principal amount of $50,000,000 and (y) the Canadian/U.S. Commitments shall not be reduced to an amount that is less than the aggregate principal amount of the outstanding Canadian/U.S. Loans (after giving effect to any simultaneous prepayment pursuant to Section 2.11) (each a “Canadian/U.S. Commitment Reduction”).

(c) Each reduction in Commitments hereunder shall be made ratably among the applicable Lenders in accordance with each such Lender’s Ratable Portion of the applicable Commitments. Alcoa shall pay, or cause any other Borrower to pay, to the Administrative Agent for the account of the applicable Lenders, on the date of each such termination or reduction pursuant to this Section 2.10, the Unused Commitment Fee on the amount of the unused Commitments so terminated or reduced accrued to the date of such termination or reduction.

SECTION 2.11. Optional Prepayments. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to the Administrative Agent; provided, however, that each such partial prepayment shall be in an amount which is an integral multiple of $5,000,000 and not less than $50,000,000.

(b) On the date of any termination or reduction of any Commitment pursuant to Section 2.10, the Borrowers shall pay or prepay so much of the Loans, as shall be necessary in order that, after giving effect to such reduction or termination, the aggregate principal amount of the outstanding Loans shall not exceed (i) in the case of a U.S. Commitment Reduction, the U.S. Commitments and (ii) in the case of a Canadian/U.S. Commitment Reduction, the Canadian/U.S. Commitments.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Loan (or portion thereof) to be prepaid, shall be irrevocable (but may be conditioned upon the closing of any financing arrangement obtained to refinance or replace either of the Facilities) and shall commit the applicable Borrower to prepay the Loan to which such notice relates by the amount stated therein on the date stated therein. All prepayments under this Section 2.11 shall be subject to Section 2.15 but otherwise without premium or penalty. On the date of any prepayment of a Borrowing pursuant to this Section 2.11, the Commitments under the Facility under which such Borrowing was made shall be reduced by an amount equal to the principal amount of such prepayment. All prepayments under this Section 2.11 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment. Amounts of Loans prepaid or repaid may not be reborrowed.

SECTION 2.12. Mandatory Prepayments. Upon receipt by Alcoa or any of its Subsidiaries of Net Cash Proceeds arising from an Asset Sale, Equity Issuance or Debt Issuance, the Borrowers shall within ten Business Days of the receipt thereof prepay the Loans in an amount equal to 100% of such Net Cash Proceeds; provided, however, that, notwithstanding the foregoing, (a) if such Net Cash Proceeds are received in connection with any Asset Sale by Alcan or any of its Subsidiaries at any time prior to the Merger Consummation Date, the Borrowers may delay such mandatory prepayment until a date that is ten Business Days after the Merger Consummation Date, and (b) if a mandatory prepayment of LIBOR Rate Loans is required pursuant to this Section 2.12 on a date that is not an Interest Payment Date, unless an Event of Default shall have occurred and be continuing, the Borrowers may delay such mandatory prepayment until the earlier of (i) the next succeeding Interest Payment Date and (ii) a date that is 30 days after the receipt of the applicable Net Cash Proceeds. In the event the amount of Net Cash Proceeds to be applied to a mandatory prepayment pursuant to this Section 2.12 exceeds the aggregate amount of the outstanding Obligations on the date such prepayment is made, the then current unused Commitments shall be reduced on such date in the amount of such excess (and the Commitments of each Lender shall be reduced by its Ratable Portion of such amount). All prepayments under this Section 2.12 shall be subject to Section 2.15, if applicable, but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of payment and (ii) if, in connection with such prepayment the unused Commitments are to be reduced, the Unused Commitment Fee on the amount of the unused Commitments so reduced accrued to the date of such prepayment.

SECTION 2.13. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein other than Section 2.15(c) and with respect to Taxes (which shall be governed solely and exclusively by Section 2.19), if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender that makes a LIBOR Loan or shall impose on such Lender or the London interbank market or other market in which Lenders ordinarily raise dollars to fund Loans of the requested Type any other condition affecting this Agreement or LIBOR Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of funding, making or maintaining any LIBOR Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), by an amount reasonably determined by such Lender to be material, then Alcoa will pay or cause the other Borrowers to pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that the applicability of any law, rule, regulation, agreement or guideline adopted after the date of this Agreement pursuant to the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other law, rule, regulation, agreement or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time Alcoa shall pay or cause the other Borrowers to pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) above, as the case may be, together with a statement of reasons for such demand and showing the calculation for such amounts shall be delivered to Alcoa and shall be conclusive absent manifest error. Alcoa shall pay or cause to be paid to each Lender the amount shown as due on any such certificate delivered by it within ten days after its receipt of the same.

(d) Except as provided in this paragraph, failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period. The protection of this Section 2.13 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed. No Lender shall be entitled to compensation under this Section 2.13 for any costs incurred or reductions suffered with respect to any date unless it shall have notified Alcoa that it will demand compensation for such costs or reductions under paragraph (c) above not more than 60 days after the later of (i) such date and (ii) the date on which it shall have or reasonably should have become aware of such costs or reductions. In the event a Borrower shall reimburse any Lender pursuant to this Section 2.13 for any cost and the Lender shall subsequently receive a refund in respect thereof, the Lender shall so notify such Borrower and shall pay to such Borrower the portion of such refund which it shall determine in good faith to be allocable to the cost so reimbursed.

SECTION 2.14. Change in Legality. (a) Notwithstanding any other provision herein other than Section 2.15(c), if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then, by written or telecopy notice to Alcoa and the Administrative Agent, such Lender may:

(i) declare that LIBOR Loans will not thereafter be made by such Lender hereunder, whereupon any request by a Borrower for a LIBOR Borrowing shall, as to such Lender only, be deemed a request for a Base Rate Loan unless such declaration shall be subsequently withdrawn; and

(ii) require that all outstanding LIBOR Loans made by it be converted to Base Rate Loans, in which event all such LIBOR Loans shall automatically be so converted as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the LIBOR Loans that would have been made by such Lender or the converted LIBOR Loans of such Lender shall instead be applied to repay the Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBOR Loans.

(b) For purposes of this Section 2.14, a notice by any Lender shall be effective as to each LIBOR Loan, if lawful, on the last day of the Interest Period applicable to such LIBOR Loan; in all other cases such notice shall be effective on the date of receipt.

SECTION 2.15. Indemnity. Alcoa shall indemnify or cause the other Borrowers to indemnify each Lender against any loss or expense (excluding loss of anticipated profits) which such Lender may sustain or incur as a consequence of (a) any failure to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by a Borrower to borrow any LIBOR Loan hereunder after irrevocable notice of such Borrowing has been given pursuant to Section 2.03, (c) any payment or prepayment of a LIBOR Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, other than any loss of profit resulting from any event, circumstance or condition set forth in Section 2.13 or 2.14, (d) any default in payment or prepayment of the principal amount of any LIBOR Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (e) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a LIBOR Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid or not borrowed (assumed to be the LIBO Rate applicable thereto) for the period from the date of such payment, prepayment or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section together with a statement of reasons for such demand and the calculation of such amount or amounts shall be delivered to Alcoa and shall be conclusive absent manifest error.

SECTION 2.16. Pro Rata Treatment. Each (i) scheduled payment or prepayment pursuant to Section 2.11, in each case of principal of any Borrowing under either Facility and (ii) reduction of Commitments under either Facility pursuant to Section 2.11, in each case of (i) and (ii) above, shall be applied to the repayment of such Borrowing or reduction of such Commitments, as applicable, ratably among the Lenders under such Facility. Except as required under Section 2.14, each Borrowing under either Facility shall be allocated ratably among the Lenders under such Facility in accordance with their respective Commitments under such Facility. Except as required under Section 2.14, each prepayment of principal of any Borrowing or reduction of Commitments pursuant to Section 2.12, each payment of interest on the Loans, each payment of the Unused Commitment Fee on the unused

Commitments and each conversion or continuation of any Borrowing with a Borrowing of any Type, shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing, computed in accordance with Schedule 2.01, to the next higher or lower whole dollar amount.

SECTION 2.17. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Alcoa and each other Borrower expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by Alcoa or such other Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to Alcoa or such Borrower in the amount of such participation.

SECTION 2.18. Payments. (a) Each payment or prepayment by any Borrower of the principal of or interest on any Loans, any fees payable to the Administrative Agent or the Lenders or any other amounts due hereunder (other than amounts referred to in clause (b) below) shall be made, without setoff or counterclaim, not later than 12:00 (noon), New York City time, on the date when due in dollars to the Administrative Agent at its offices at 2 Penns Way, Suite 110, New Castle, Delaware, in immediately available funds.

(b) Whenever any payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, except as provided in the definition of Interest Period, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

SECTION 2.19. Taxes. (a) Any and all payments by or on behalf of a Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes. If any Borrower shall be required by law to deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder to the Lenders (or any Transferee) or the Administrative Agent, (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19) such Lender (or

Transferee) or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law; provided, however, that no Transferee of any Lender shall be entitled to receive any greater payment under this Section 2.19 than such Lender would have been entitled to receive immediately before assignment, participation or other transfer with respect to the rights assigned, participated or transferred unless such assignment, participation or transfer shall have been made (A) prior to the occurrence of an event (including any change in treaty, law or regulation) giving rise to such greater payment or (B) at the request of Alcoa.

(b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (herein referred to as “Other Taxes”).

(c) Each Borrower will indemnify each Lender (or Transferee) and the Administrative Agent for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.19(c)) paid by such Lender (or Transferee) or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Such indemnification shall be made within 30 days after the date any Lender (or Transferee) or the Administrative Agent, as the case may be, makes written demand therefor, together with a statement of reasons for such demand and the calculations of such amount. Such calculations, if made in good faith, absent manifest error, shall be final and conclusive on all parties.

(d) Within 30 days after the date of any payment of Indemnified Taxes or Other Taxes withheld by any Borrower in respect of any payment to any Lender (or Transferee) or the Administrative Agent, such Borrower will furnish to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt evidencing payment thereof (or other evidence satisfactory to the Administrative Agent).

(e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.19 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

(f) Each Lender (or Transferee) represents to Alcoa that, on the date such Lender (or such Transferee) becomes a party to this Agreement, it is eligible to receive payments of interest hereunder from the Borrowers without withholding in respect of United States Federal withholding tax (except, in the case of a Transferee of any Lender, as a result of the occurrence of an event (including a change in treaty, law or regulation) after the date of this Agreement giving rise to withholding to which such Lender would be subject).

(g) Each Lender (or Transferee), other than a Transferee described in the exception in Section 2.19(f)) that is not a “United States person,” within the meaning of Section 7701(a)(30) of the Code, shall, on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such Transferee becomes a participation holder hereunder), deliver to Alcoa and the Administrative Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN, Form W-8ECI, or any other applicable certificate or statement of exemption, properly completed and duly executed by such Lender (or Transferee) establishing that payment made to such

Lender (or Transferee) is (i) not subject to United States Federal withholding tax under the Code because such payments are effectively connected with the conduct by such Lender (or Transferee) of a trade or business in the United States, (ii) totally exempt from United States Federal withholding tax under a provision of an applicable tax treaty, or (iii) eligible for the benefits of the exemption for portfolio interest under Section 881(c) of the Code, in which case such Lender shall also deliver a certificate to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code. In addition, each such Lender (or such Transferee) shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to, or subject to a reduced rate of, such withholding upon receipt of a written request therefor from Alcoa or the Administrative Agent. Unless Alcoa and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to, or subject to a reduced rate of, United States Federal withholding tax, Alcoa or the Administrative Agent shall withhold such taxes from such payments at the applicable statutory rate.

(h) Each Lender (or Transferee) that is a “United States person,” within the meaning of Section 7701(a)(30) of the Code, shall, on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such Transferee becomes a participation holder hereunder), deliver to Alcoa and the Administrative Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-9 or any other applicable certificate or statement of exemption properly completed and duly executed by such Lender (or Transferee) establishing that payment made to such Lender (or Transferee) is not subject to United States Federal backup withholding tax under the Code. In addition, each such Lender (or such Transferee) shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to such withholding upon receipt of a written request therefor from Alcoa or the Administrative Agent. Unless Alcoa and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States Federal backup withholding tax, Alcoa or the Administrative Agent shall withhold such taxes from such payments at the applicable statutory rate.

(i) Each Lender (or Transferee) that is entitled to any exemption or reduction of non-U.S. withholding tax with respect to any payment under this Agreement shall, on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such Transferee becomes a participation holder hereunder), deliver to Alcoa and the Administrative Agent such certificates, documents or other evidence, as required by law, or as may reasonably be requested by Alcoa, establishing that such payment is not subject to, or is subject to a reduced rate of, withholding. In addition, each such Lender (or such Transferee) shall, if legally able to do so, thereafter deliver such certificates, documents or other evidence from time to time establishing that payments received hereunder are not subject to such withholding upon receipt of a written request therefor from Alcoa or the Administrative Agent.

(j) None of the Borrowers shall be required to pay any additional amounts to any Lender (or Transferee) in respect of any withholding tax pursuant to paragraph (a) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Lender (or Transferee) to deliver the certificates, documents or other evidence required to be delivered under the preceding paragraph (g), (h) or (i) unless such failure is attributable to (i) a change in applicable law, regulation or official interpretation thereof or (ii) an amendment or modification to or a revocation of any applicable tax treaty or a change in official position regarding the application or interpretation thereof, in each case on or after the date such Lender (or Transferee) became a party to this Agreement.

(k) Any Lender (or Transferee) claiming any additional amounts payable pursuant to this Section 2.19 shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to, at the expense of the Borrowers, file any certificate or document reasonably requested in writing by the relevant Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

(l) If any Lender (or Transferee) or the Administrative Agent receives a refund in respect of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower pursuant to this Section 2.19, it shall promptly repay such refund to such Borrower (to the extent of amounts that have been paid by such Borrower under this Section 2.19 with respect to such refund), net of all out-of-pocket expenses (including Taxes imposed with respect to such refund) of such Lender (or Transferee) or the Administrative Agent and without interest (other than interest paid by the relevant taxing authority with respect to such refund); provided, however, that such Borrower, upon the request of such Lender (or Transferee) or the Administrative Agent, agrees to return such refund (plus penalties, interest or other charges) to such Lender (or Transferee) or the Administrative Agent in the event such Lender (or Transferee) or the Administrative Agent is required to repay such refund. Nothing in this Section 2.19 shall obligate any Lender (or Transferee) or the Administrative Agent to apply for any such refund.

(m) Nothing contained in this Section 2.19 shall require any Lender (or Transferee) or the Administrative Agent to make available any of its tax returns (or any other information relating to its Taxes which it deems to be confidential).

(n) No Borrower shall be required to reimburse any Lender (or Transferee) or the Administrative Agent with respect to any Indemnified Taxes or Other Taxes unless such Lender, Transferee or the Administrative Agent notifies such Borrower of the amount of such Indemnified Taxes or Other Taxes on or before the second anniversary of the date such Lender, Transferee or the Administrative Agent pays such Indemnified Taxes or Other Taxes.

SECTION 2.20. Assignment of Loans and Commitments Under Certain Circumstances. In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.13 or 2.14, or a Borrower shall be required to make additional payments to any Lender under Section 2.19, Alcoa shall have the right, at its own expense, upon notice to such Lender and the Administrative Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.04) all its interests, rights and obligations under this Agreement to another financial institution or other entity which shall assume such obligations; provided, however, that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) Alcoa or the assignee, as the case may be, shall pay (or, in the case of Alcoa, cause another Borrower to pay) to the affected Lender in immediately available funds on the date of such termination or assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Alcoa represents and warrants to each of the Lenders as follows (provided that no representations or warranties under Sections 3.08 through and including 3.14 shall be made with respect to Alcan or any of its Subsidiaries (or with respect to any entity into which Alcan is amalgamated, merged into or otherwise consolidated with or any of such entity’s Subsidiaries) until the date that is 60 days after the Merger Consummation Date):

SECTION 3.01. Organization. Each Restricted Group Member (a) is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization and (b) is duly qualified to do business as a foreign corporation and where applicable, is in good standing; to the extent such concept is applicable, in all other jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary, except to the extent that failure to be so qualified would not result in a Material Adverse Effect.

SECTION 3.02. Authorization. Each Restricted Group Member has power and authority, corporate or otherwise, to (a) execute, deliver and carry out the provisions of this Agreement and each other Transaction Document to which it is a party, (b) guarantee any Obligations to the extent required hereunder and/or borrow hereunder, as applicable, and (c) perform its obligations hereunder, under each other agreement that is a Transaction Document to which it is a party, and otherwise in connection with the Transactions all such action has been duly and validly authorized by all necessary proceedings, corporate or otherwise, on its part.

SECTION 3.03. Enforceability. This Agreement and each other agreement that is a Transaction Document to which any Restricted Group Member is a party has been duly executed and delivered by such Restricted Group Member and constitutes the legal, valid and binding obligation of such Restricted Group Member enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

SECTION 3.04. Governmental Approvals. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Governmental Authority is necessary in connection with any Restricted Group Member’s execution and delivery of this Agreement and each other Transaction Document to which such Restricted Group Member is a party, the consummation by any Restricted Group Member of the Transactions or any Restricted Group Member’s performance of or compliance with the terms and conditions hereof or thereof, except for those that have been or will be obtained or performed and are or will be in full force and effect, in each case prior to the date any such authorization, consent, approval, license, exemption or other action by, or registration, qualification, designation, declaration or filing with, any Governmental Authority, is required to be obtained, made or taken.

SECTION 3.05. No Conflict. None of the execution and delivery by any Restricted Group Member of this Agreement and each other Transaction Document to which such Restricted Group Member is a party, the consummation by such Restricted Group Member of the Transactions or performance by such Restricted Group Member of or compliance by such Restricted Group Member with the terms and conditions hereof or thereof will (a) violate any law, constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority to which such Restricted Group Member is subject, (b) conflict with or result in a breach or default under such

Restricted Group Member’s charter or Memorandum and Articles of Association or by-laws (or equivalent organizational or governing documents), as applicable, (c) conflict with or result in a breach or default which is material in the context of this Agreement under any agreement or instrument to which such Restricted Group Member is a party or by which it or any of its properties, whether now owned or hereafter acquired, may be subject or bound or (d) result in the creation or imposition of any Lien prohibited by Section 6.01 upon any property or assets, whether now owned or hereafter acquired, of such Restricted Group Member.

SECTION 3.06. Financial Statements. Alcoa has furnished to the Lenders copies of its consolidated balance sheet as of December 31, 2005 and 2006, and the related consolidated statements of income and shareholders’ equity and cash flows for the three years ended December 31, 2006, all audited by PricewaterhouseCoopers LLP, and Alcoa’s unaudited consolidated balance sheets as at March 31, 2007 and the related unaudited consolidated statements of income and shareholders’ equity and cash flows for the three months then ended. Such financial statements (including the notes thereto) present fairly the financial condition of Alcoa and its Subsidiaries as of such dates and the results of their operations and cash flows for the periods then ended (subject, in the case of said balance sheets as at March 31, 2007, and said statements of income, shareholders equity and cash flows for the three months then ended, to the absence of footnote disclosure and normal year-end audit adjustments), all in conformity with GAAP.

SECTION 3.07. No Defaults. No event has occurred and is continuing and no condition exists which constitutes a Default or Event of Default hereunder. No Restricted Group Member is in violation of (a) any term of its charter, certificate of incorporation, or constitution or by-laws (or the equivalent organizational or governing documents), as applicable, or (b) any agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation is likely to result in a Material Adverse Effect.

SECTION 3.08. Litigation. Except as set forth in the financial statements referred to in Section 3.06 or the Exchange Act Reports or otherwise disclosed on Schedule 3.08, there is no pending or, to the knowledge of any of its Responsible Officers, threatened proceeding by or before any Governmental Authority against Alcoa or any of its Subsidiaries, other than such proceeding brought by any shareholder or noteholder of Alcan or Alcoa resulting directly from the Transactions, which in the opinion of Alcoa’s counsel is likely to result in a Material Adverse Effect.

SECTION 3.09. Employee Benefit Plans. (a) U.S. Plans. Each Plan is in compliance with all requirements of ERISA and the regulations and published interpretations thereunder except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. No Reportable Event has occurred as to which any Restricted Group Member or any ERISA Affiliate was required to file a report with the PBGC that alone or together with any other Reportable Event would reasonably be expected to result in a liability of such Restricted Group Member to the PBGC in an aggregate amount in excess of $50,000,000. The aggregate present value of all benefit liabilities under the Plans (based on the assumptions used to fund such Plans) did not, as of the last annual valuation dates applicable thereto, exceed the aggregate value of the assets of the Plans by more than 10% of Consolidated Net Worth. Neither such Restricted Group Member nor any ERISA Affiliate has incurred any Withdrawal Liability that would reasonably be expected to result in a Material Adverse Effect. Neither such Restricted Group Member nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Responsible Officer of any Restricted Group Member has knowledge of any fact which would reasonably be expected to result in the reorganization or termination of a Multiemployer Plan where such reorganization or termination has resulted or would reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect.

(b) Foreign Plans. Each Foreign Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of the Restricted Group Members, their respective Affiliates or any of their directors, officers, employees or agents has engaged in a transaction which would subject any of the Restricted Group Members, directly or indirectly, to a tax or civil penalty which could reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Plan, adequate reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Plan is maintained. The aggregate unfunded liabilities, after giving effect to any such reserves for such liabilities, with respect to such Foreign Plans could not reasonably be expected to result in a Material Adverse Effect. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened in writing against any of the Restricted Group Members or any of their Affiliates with respect to any Foreign Plan which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.10. Title to Properties; Possession Under Leases. (a) Each Restricted Group Member and each of its Subsidiaries have good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes.

(b) Each Restricted Group Member and each of its Subsidiaries have complied with all material obligations under all material leases to which it is a party and all such leases are in full force and effect. Each Restricted Group Member and its Subsidiaries enjoy peaceful and undisturbed possession under all such material leases.

SECTION 3.11. Investment Company Act; Public Utility Holding Company Act. No Restricted Group Member is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940. Alcoa is exempted as, and no Restricted Group Member (other than Alcoa) is, a “holding company” as defined in, or subject to regulations under, the Public Utility Holding Company Act of 1935, as amended, or, as the case may be, the Public Utility Holding Company Act of 2005, enacted as part of the Energy Policy Act of 2005, Pub. L. No. 109-58 as codified at §§ 1261 et seq., and the regulations adopted thereunder, as amended.

SECTION 3.12. Tax Returns. Each Borrower and its Subsidiaries have filed or caused to be filed all material Federal, state, local and foreign tax returns required to have been filed by it in all jurisdictions in which such tax returns are required to be filed and all such tax returns are true, complete and correct in all material respects. Each Borrower and its Subsidiaries has paid or caused to be paid all material taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the applicable financial statements in accordance with GAAP.

SECTION 3.13. Compliance with Laws and Agreements. (a) None of the Restricted Group Members nor any of their Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to result in a Material Adverse Effect.

(b) None of the Restricted Group Members nor any of their Subsidiaries is in default in any material manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default would be reasonably likely to result in a Material Adverse Effect.

SECTION 3.14. No Material Misstatements. Except for information not prepared by or on behalf of a Restricted Group Member and expressly disclaimed thereby, no information, report, financial statement, exhibit or schedule, when taken as a whole, furnished by or on behalf of any Restricted Group Member to the Administrative Agent, the Arrangers or any Lender in connection with this Agreement, the Tender Offer Documents or the consummation of the Transactions or included herein or delivered pursuant thereto, including the information contained in the Tender Offer Documents, contained or contains (and, with respect to any information relating to Alcan and it Subsidiaries prepared by or supplied by Alcoa or any other Restricted Group Member prior to the Tender Funding Date, to the knowledge of Alcoa contained or contains), and as modified or supplemented by other information so furnished, any material misstatement of fact or omitted or omits to state any material fact (known to Alcoa in the case of any information or document not furnished by it or any other Restricted Group Member) necessary to make the statements therein, when taken as a whole, in the light of the circumstances under which they were or are made, not misleading; provided, however, that no representation is made as to projections or pro forma financial information except as set forth in the next sentence. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Alcoa to be reasonable at the time made, it being recognized by the Administrative Agent and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

SECTION 3.15. Use of Proceeds. The proceeds of any Loan will be used to (a) finance a portion of the cash component of the Capital Contribution, (b) purchase the Shares, (c) at Alcoa’s election, refinance some or all of the outstanding obligations under the Designated Existing Indebtedness, (d) finance the consummation of the other Transactions and (e) pay related transaction costs, fees and expenses. For avoidance of doubt, any Borrower may on-lend proceeds of any Loan to Alcoa or any of its Subsidiaries; provided, however, that the proceeds of such intercompany loans shall be used by Alcoa or such Subsidiary for the purposes specified in this Section 3.15.

SECTION 3.16. No Trusts. No Restricted Group Member is entering into this Agreement in its capacity as trustee of any trust.

SECTION 3.17. Solvency. Both before and after giving effect to (a) the Loans to be made or extended on the Tender Funding Date or such other date as Loans requested hereunder are made or extended, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Borrowers, (c) the Tender Offer, the Merger and the consummation of the other financing transactions contemplated hereby and by the other Transaction Documents and (d) the payment and accrual of all transaction costs in connection with the foregoing, Alcoa and its consolidated Subsidiaries, taken as a whole, are Solvent.

SECTION 3.18. Federal Reserve Regulations; Margin Stock. No part of the proceeds of any Loan to any Borrower will be used, whether directly or indirectly, and whether immediately,

incidentally or ultimately, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. The outstanding stock of each of Alcoa’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, other than the Shares (prior to the Merger Consummation Date) is not Margin Stock.

ARTICLE IV

CONDITIONS OF EFFECTIVENESS, LENDING

AND DESIGNATION OF BORROWING SUBSIDIARIES

SECTION 4.01. Effective Date. This Agreement shall become effective on the Effective Date, subject to the satisfaction of each of the following conditions precedent on or before the Effective Date:

(a) All legal matters incident to this Agreement and the borrowings hereunder shall be reasonably satisfactory to the Lenders and to Weil, Gotshal & Manges LLP, counsel for the Administrative Agent.

(b) The Administrative Agent shall have received (i) this Agreement, duly executed and delivered by Alcoa and Alcoa Holdco Canada; (ii) a copy of each Tender Offer Document and each Merger Document (to the extent in existence) certified as being complete and correct in all material respects by a Responsible Officer of Alcoa or Alcoa Holdco Canada, as applicable; (iii) a copy, including all amendments thereto, of the charter, articles of incorporation (or the equivalent thereof) of Alcoa and Alcoa Holdco Canada, certified as of a recent date by the Secretary of State, or other appropriate official, of such person’s jurisdiction of organization, and a certificate as to the good standing, if available, of such person as of a recent date, from such Secretary of State or other official, or such other evidence of status reasonably satisfactory to the Administrative Agent under such person’s jurisdiction of organization; (iv) certificates of the Secretary or Assistant Secretary of each of Alcoa and Alcoa Holdco Canada each dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or the equivalent thereof, if any) of such person as in effect on the Effective Date showing all amendments thereto since the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or the equivalent governing body) of such person authorizing the execution, delivery and performance of this Agreement and each other Transaction Document to which such person is a party and, if such person is a Borrower, the borrowings by such person hereunder, and, in each case, that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the charter, articles of incorporation (of the equivalent thereof) of such person has not been amended since the date of the last amendment thereto shown on the certificate of good standing or other evidence of status furnished pursuant to clause (iii) above and (D) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of such person; (v) a certificate of another officer of each of Alcoa and Alcoa Holdco Canada as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (iv) above; and (vi) such other documents as the Lenders or Weil, Gotshal & Manges LLP, counsel for the Administrative Agent may reasonably request.

(c) The representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.06, 3.08, 3.09, 3.11 and 3.18 shall be true and correct in all material respects on and as of the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d) The Administrative Agent shall be reasonably satisfied that the terms and conditions of the Related Documents shall not have been amended, waived or modified except with the prior written consent, not to be unreasonably withheld, of the Administrative Agent and the Required Lenders and except for Non-Material Changes.

(e) The Administrative Agent shall have received certificates dated the Effective Date and signed by a Financial Officer of Alcoa confirming the satisfaction of the conditions precedent set forth in paragraphs (c) and (d) (provided, that, with respect to paragraph (d), such certificate shall not be required to confirm that the Administrative Agent is satisfied with Alcoa’s compliance with such provision) of this Section 4.01 and that as of the Effective Date, (1) no Event of Default or Default has occurred and is continuing and (2) no injunctive or similar relief has been granted by any Governmental Authority and is in effect that restrains, prevents or imposes burdensome conditions on either of the Facilities or prohibits the Borrowing hereunder.

(f) There shall have been paid to the Administrative Agent, for the account of the Administrative Agent, the Arrangers (and their respective Affiliates) and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Effective Date.

(g) The Administrative Agent shall be reasonably satisfied that the conditions precedent set forth in paragraph (e) of Section 4.03 shall have been satisfied on and as of the Effective Date.

SECTION 4.02. Tender Funding Date. The obligations of the Lenders to make Loans to any Borrower hereunder on the Tender Funding Date are subject to the satisfaction of following conditions precedent prior to or on the Tender Funding Date, but in no event after the Maturity Date:

(a) On or prior to the Tender Funding Date, the Tender Offer and related Transactions, which are contemplated to be consummated prior to or substantially simultaneously with the Tender Funding Date, shall have been consummated or shall be consummated simultaneously with or immediately following the Tender Funding Date in accordance with the applicable Related Documents without any waiver, amendment or modification of any provision of such Related Documents except with the prior written consent, not to be unreasonably withheld or delayed, of the Administrative Agent and the Required Lenders and except for Non-Material Changes.

(b) The representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.06, 3.11, 3.17 and 3.18 shall be true and correct in all material respects on and as of the Tender Funding Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) Since May 7, 2007 no change, effect, event, circumstance, development, occurrence or state of facts, shall have occurred or have been threatened, that, individually or in the aggregate with any other such changes, effects, circumstances, developments, occurrences or states of fact, has had, or would reasonably be expected to have, an Alcan Material Adverse Effect.

(d) Alcoa and Alcoa Holdco Canada shall have accepted for payment in the Tender Offer a sufficient number of Shares required to satisfy each of the Minimum Share Conditions.

(e) Prior to, on or immediately following the Tender Funding Date, Alcoa Holdco Canada shall have received Capital Contributions, which together with the proceeds of the Borrowings to be made to the Borrowers hereunder on the Tender Funding Date (which proceeds may be on-lent to Alcoa Holdco Canada) shall be sufficient for Alcoa Holdco Canada to purchase such amount of Shares that, together with the Shares held by or to be purchased by Alcoa on the Tender Funding Date, shall be sufficient to acquire such number of Shares required to satisfy each of the Minimum Share Conditions.

(f) On or immediately following the Tender Funding Date, (i) obligations under certain of the Designated Existing Indebtedness which are contemplated to be repaid on the Tender Funding Date (and which are designated by Alcoa to be paid on such date) shall have been repaid in full, (ii) such Designated Existing Indebtedness and all documents related thereto shall have been terminated on terms reasonably satisfactory to the Administrative Agent, (iii) the Administrative Agent shall have received a payoff letter duly executed and delivered by each creditor, trustee or agent thereunder (or any person functioning in similar capacity under the applicable Designated Existing Indebtedness) or other evidence of such termination, in each case, in form and substance reasonably satisfactory to the Administrative Agent and (iv) Alcoa Holdco Canada shall not have outstanding any Indebtedness except for Indebtedness owed by Alcoa Holdco Canada to Alcoa or any or its Subsidiaries, and Indebtedness under this Agreement.

(g) All requisite material Governmental Authorities shall have approved or consented to each of the Facilities or the other Transactions to the extent required, all applicable appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened in writing, that could reasonably be expected to restrain, prevent or impose burdensome conditions on either Facility.

(h) The Administrative Agent shall have received written opinions of (i) Thomas F. Seligson, Counsel of Alcoa, to the effect set forth in Exhibit C hereto, (ii) Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel to Alcoa and the other Restricted Group Members, to the effect set forth in Exhibit D hereto, and (iii) Stewart McKelvey, counsel to Alcoa Holdco Canada, to the effect set forth in Exhibit E hereto, in each case of (i), (ii) and (iii) above, dated the Tender Funding Date and addressed to the Administrative Agent and the Lenders.

(i) The Administrative Agent shall have received a certificate dated the Tender Funding Date and signed by a Financial Officer of Alcoa confirming the satisfaction of the conditions precedent set forth in paragraphs (a) and (b) of this Section 4.02 and paragraphs (c) and (e) of Section 4.03.

SECTION 4.03. Each Borrowing. Except as expressly provided below, the obligations of the Lenders to make Loans to any Borrower hereunder on any date, including to the Borrowers on the Tender Funding Date, are subject to the satisfaction of the following conditions precedent on or before the date of each Borrowing, but in no event after the Maturity Date:

(a) Such Borrower shall have provided the notice as required by Section 2.03.

(b) Other than in the case of the Loans to be made on the Tender Funding Date, the representations and warranties set forth in Article III hereof (other than the representations and warranties set forth in Section 3.08 and 3.09) shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) At the time of and immediately after such Borrowing no Event of Default or Default shall have occurred and be continuing.

(d) (i) To the extent not reviewed and approved by the Administrative Agent prior to the date hereof, the Administrative Agent and the Required Lenders shall be reasonably satisfied with the Related Documents, the schedules thereto and all other related documentation and (ii) the capital structure of the Restricted Group Members before and after giving effect to the Transactions shall be consistent with the provisions of the Transaction Documents or otherwise reasonably satisfactory to the Administrative Agent and the Required Lenders.

(e) No injunctive or similar relief shall have been granted by any Governmental Authority and be in effect (before and after giving effect to the Transactions) that restrains, prevents or imposes burdensome conditions on either of the Facilities or prohibits the Borrowing hereunder.

(f) There shall have been paid to the Administrative Agent, for the account of the Arrangers (and their respective Affiliates) and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before such Borrowing.

Each Borrowing by any Borrower shall be deemed to constitute a representation and warranty by such Borrower and, in the case of a Borrowing Subsidiary, Alcoa on the date of such Borrowing as to the matters specified in paragraphs (b) and (c) of this Section 4.03. Notwithstanding any contrary provision hereof, a conversion of a Borrowing to a different Type or a continuation of a Borrowing in its existing Type shall not be considered a new Borrowing.

SECTION 4.04. Designation of Borrowing Subsidiaries. On each Designation Date:

(a) The Administrative Agent shall have received (i) a copy of the charter, or equivalent organizational document, including all amendments thereto, of each applicable Borrowing Subsidiary, certified as of a recent date by the Secretary of State or the appropriate governmental official of the state or country of its organization, and a certificate as to the good standing, if available, of such Borrowing Subsidiary as of a recent date from such Secretary of State or appropriate governmental official, or such other evidence of status reasonably satisfactory to the Administrative Agent under such Borrowing Subsidiary’s jurisdiction of organization, as applicable; (ii) a certificate of the Secretary or Assistant Secretary of such Borrowing Subsidiary dated the Designation Date and certifying (A) that attached thereto is a true and completed copy of the by-laws, or equivalent governing document, of such Borrowing Subsidiary as in effect on the Designation Date showing all amendments thereto since the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors, or equivalent governing body or person, of such Borrowing Subsidiary authorizing the execution, delivery and performance of this Agreement and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the charter, or equivalent organizational document, of such Borrowing Subsidiary has not been amended since the date of the last amendment thereto shown on the certificate of good standing or other evidence of status furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing or any other document delivered in connection herewith on behalf of such Borrowing Subsidiary; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above.

(b) The Administrative Agent shall have received a Designation of Borrowing Subsidiary of each applicable Borrowing Subsidiary as provided in Section 10.04(e).

ARTICLE V

AFFIRMATIVE COVENANTS

So long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other expenses or amounts payable in connection herewith shall be unpaid, unless the Required Lenders shall otherwise consent in writing, each Restricted Group Member agrees to perform or cause to be performed the obligations set forth below; provided, however, that no Restricted Group Member shall be required to perform, or cause to be performed, any such obligations with respect to Alcan or any of its Subsidiaries (or with respect to any entity into which Alcan is amalgamated, merged into or otherwise consolidated with or any of such entity’s Subsidiaries) until the date that is 60 days after the Merger Consummation Date:

SECTION 5.01. Financial Statements, Reports, etc. Alcoa shall furnish to the Administrative Agent the following, and the Administrative Agent shall make a copy thereof available to each Lender:

(a) Within 90 days after the end of each fiscal year its consolidated balance sheet and related statements of income and cash flow audited by independent public accountants of recognized national standing, accompanied by an opinion of such accountants (which shall not be qualified as to scope of audit or in any manner calling into question the status of its business as a going concern) to the effect that such consolidated financial statements fairly present its financial condition and results of operations and that of its consolidated Subsidiaries, taken as a whole, in accordance with GAAP;

(b) Within 50 days after the end of each of the first three fiscal quarters of each fiscal year, its Form 10-Q as prescribed by the SEC;

(c) No later than the respective delivery due dates of financial statements under (a) and (b) above, a certificate of a Financial Officer (i) certifying that no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants or covenant, as applicable, contained in Section 6.03;

(d) Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it (other than registration statements and prospectuses related to offerings to directors, officers or employees) with the SEC or any Governmental Authority succeeding to any of or all the functions of the SEC, or with any national securities exchange, or distributed to its shareholders, as the case may be; and

(e) Promptly, from time to time, such other information regarding its operations, business affairs and financial condition, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an Approved Electronic Platform to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov (and a confirming electronic correspondence is delivered or caused to be delivered by

Alcoa to the Administrative Agent providing notice of such availability); provided that Alcoa shall deliver paper copies of such information to the Administrative Agent for delivery to any Lender that requests such delivery. Information required to be delivered pursuant to this Section 5.01 (other than the information that pursuant to the immediately preceding sentence is deemed to have been delivered if it is made available on the website of the SEC) shall be delivered by electronic communications pursuant to the procedures set forth in Section 9.03.

SECTION 5.02. Pari Passu Ranking. Each Restricted Group Member shall ensure that any amounts payable by it hereunder will at all times rank at least pari passu with all other unsecured, unsubordinated Indebtedness of such Restricted Group Member except to the extent any such Indebtedness may be preferred by law.

SECTION 5.03. Maintenance of Properties. Each Restricted Group Member shall, and shall cause its Subsidiaries to, maintain and keep its properties in such repair, working order and condition, and make or cause to be made all such needful and proper repairs, renewals and replacements thereto, as in the judgment of such Restricted Group Member are necessary and in the interests of such Restricted Group Member; provided, however, that nothing in this Section 5.03 shall prevent such Restricted Group Member (or any Subsidiary thereof) from selling, abandoning or otherwise disposing of any of its respective properties or discontinuing a part of its respective businesses from time to time if, (i) in the judgment of such Restricted Group Member, such sale, abandonment, disposition or discontinuance is advisable and (ii) in the case of a sale or other disposition, is a transaction permitted under Section 6.02.

SECTION 5.04. Obligations and Taxes. Each Restricted Group Member shall pay its Indebtedness and other obligations that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, and pay and discharge all (i) material taxes upon or against it, or against its properties, (ii) all claims which could reasonably be expected, if unpaid, to become a Lien upon its property (other than a Lien permitted under Section 6.01), in each case prior to the date on which penalties attach thereto, unless and to the extent that any such obligation or tax is being contested in good faith and adequate reserves with respect thereto are maintained on the applicable financial statements in accordance with GAAP.

SECTION 5.05. Insurance. Each Restricted Group Member shall, and shall cause its consolidated Subsidiaries to, insure and keep insured, in each case with reputable insurance companies, so much of its respective properties to such an extent and against such risks, or in lieu thereof, in the case of any Restricted Group Member, maintain or cause to be maintained a system or systems of self-insurance, as is customary in the case of corporations engaged in the same or similar business or having similar properties similarly situated.

SECTION 5.06. Existence; Businesses and Properties. (a) Each Restricted Group Member shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence in its jurisdiction of organization, except as otherwise expressly permitted under Section 6.02.

(b) Each Restricted Group Member shall do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business as its Board of Directors, or equivalent governing body or person, shall determine in its judgment.

SECTION 5.07. Compliance with Laws. (a) Each Restricted Group Member shall comply in all material respects with all applicable laws, rules, regulations and orders of any

Governmental Authority to which it is subject, whether now in effect or hereafter enacted, such that no failure so to comply will result in the levy of any penalty or fine which shall have a Material Adverse Effect.

(b) Each Restricted Group Member shall comply in all material respects with the applicable provisions of ERISA and all other related applicable laws and furnish to the Administrative Agent and each Lender (i) as soon as possible, and in any event within 30 days after any Responsible Officer of such Restricted Group Member or any ERISA Affiliate either knows or has reason to know that any ERISA Event has occurred that alone or together with any other ERISA Event would reasonably be expected to result in liability of such Restricted Group Member to the PBGC in an aggregate amount exceeding $50,000,000, a statement of a Financial Officer setting forth details as to such ERISA Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such ERISA Event given to the PBGC or other Governmental Authority, (ii) promptly after receipt thereof, a copy of any notice such Restricted Group Member or any ERISA Affiliate may receive from the PBGC or other Governmental Authority relating to the intention of the PBGC or other Governmental Authority to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), or any Foreign Plan or Foreign Plans, or to appoint a trustee to administer any Plan or Plans, or any Foreign Plan or Foreign Plans, (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by such Restricted Group Member or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by such Restricted Group Member or ERISA Affiliate concerning (A) the imposition of Withdrawal Liability in excess of $50,000,000 or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA, if such termination or reorganization would reasonably be expected to result, alone or with any other such termination or reorganization, in increases in excess of $50,000,000 in the contributions required to be made to the relevant Plan or Plans.

SECTION 5.08. Default Notices. Each Restricted Group Member shall furnish to the Administrative Agent prompt written notice upon its becoming aware of any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto.

SECTION 5.09. Use of Proceeds. (a) The Borrowers shall use the proceeds of all Loans borrowed on the Tender Funding Date to (i) finance a portion of the cash component of the Capital Contribution, (ii) purchase Shares to be acquired on or immediately following the Tender Funding Date under the Tender Offer, (iii) at Alcoa’s election, refinance the outstanding obligations under certain of the Designated Existing Indebtedness, (iv) finance the consummation of the other Transactions which are contemplated to be consummated on the Tender Funding Date and (v) pay related transaction costs, fees and expenses.

(b) The Borrowers shall use the proceeds of all Loans borrowed after the Tender Funding Date to (i) purchase Shares, (ii) finance the consummation of the Merger and the other Transactions, (iii) at Alcoa’s election, refinance the outstanding obligations under certain of the Designated Existing Indebtedness and (iv) pay related transaction costs, fees and expenses.

(c) For avoidance of doubt, any Borrower may on-lend proceeds of any Loan to Alcoa or any of its Subsidiaries; provided, however, that the proceeds of such intercompany loans shall be used by Alcoa or such Subsidiary for the purposes specified in clause (a) or (b) above, as applicable.

SECTION 5.10. Capital Contributions. Alcoa Holdco Canada shall use the proceeds of the Capital Contribution to (i) purchase Shares, (ii) finance the consummation of the Merger and the other Transactions and (iii) pay related transaction costs, fees and expenses.

SECTION 5.11. Consummation of Transactions. Alcoa and Alcoa Holdco Canada shall use commercially reasonable efforts, and shall cause each of their respective Subsidiaries to use commercially reasonable efforts, to consummate the Transactions, including the Merger, as soon as practicable after the Tender Funding Date.

SECTION 5.12. Pro Forma Financial Statements. Not later than a date that is five Business Days prior to the Tender Funding Date, Alcoa shall furnish to the Administrative Agent for delivery to the Lenders (i) a pro forma consolidated balance sheet as of the end of the fiscal quarter most recently ended at least 45 days prior to the Tender Funding Date (for which quarter each of Alcoa and Alcan has publicly filed financial information with the SEC) and related statements of income and cash flows of Alcoa and its Subsidiaries after giving effect to the Transactions for the most recently ended fiscal year and the interim period thereafter, which has ended at least 45 days prior to the Tender Funding Date (for which year and interim period for which Alcan has publicly filed financial information with the SEC) and the trailing four quarters ended on the last day of such interim period, together with a certificate of a Financial Officer of Alcoa to the effect that such statements accurately present in all material respects the pro forma financial position of Alcoa and its Subsidiaries in accordance with GAAP and Regulation S-X (and in any event after giving effect to each of the Transactions) and (ii) the then most recent projections of Alcoa and its Subsidiaries through the 2010 fiscal year, prepared on a quarterly basis through the end of 2007 (and annually thereafter).

ARTICLE VI

NEGATIVE COVENANTS

Each Restricted Group Member covenants and agrees with each Lender that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other expenses or amounts payable in connection herewith shall be unpaid, unless the Required Lenders shall otherwise consent in writing, such Restricted Group Member will not (provided, however, that no Restricted Group Member shall be required to perform, or cause to be performed, any such obligations with respect to Alcan or any of its Subsidiaries (or with respect to any entity into which Alcan is amalgamated, merged into or otherwise consolidated with or any of such entity’s Subsidiaries) until the date that is 60 days after the Merger Consummation Date):

SECTION 6.01. Liens. (a) Create or incur, or permit any Subsidiary to create or incur, any Lien on its property or assets (including Stock or other securities of any person, including any of its Subsidiaries, but excluding, prior to the Merger Consummation Date, the Shares) now or hereafter acquired by it or on any income or revenues or rights in respect thereof, securing Indebtedness for Money Borrowed; provided, however, that the foregoing shall not apply to the following:

(i) Liens on property or assets of any corporation existing at the time such corporation becomes a Subsidiary;

(ii) Liens existing on any property or asset at or prior to the acquisition thereof by such Borrower or a Restricted Group Member or a Subsidiary thereof, Liens on any property or asset securing the payment of all or any part of the purchase price of such property or asset, Liens on any property or asset securing any Indebtedness incurred prior to, at the time of or within 180 days after the acquisition of such property or asset for the purpose of financing all or any part of the purchase price thereof or Liens on any property or asset securing any Indebtedness incurred for the purpose of financing all or any part of the cost to such Borrower or Restricted Group Member or Subsidiary of improvements thereto;

(iii) Liens securing Indebtedness of a Subsidiary of Alcoa owing to Alcoa or to another Subsidiary of Alcoa;

(iv) Liens existing on June 30, 2007, and set forth on Schedule 6.01(a);

(v) Liens on property of a person existing at the time such person is merged into or consolidated with Alcoa or any of its Subsidiaries or at the time such person becomes a Subsidiary of Alcoa through the direct or indirect acquisition of capital stock of such person by Alcoa or at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety to Alcoa or any of its Subsidiaries;

(vi) Liens on any property owned by Alcoa or any of its Subsidiaries, in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens;

(vii) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves are maintained by the applicable financial statements in accordance with GAAP; and

(viii) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of the Liens referred to in clauses (i) through (vii) of this Section 6.01(a); provided, however, that each such extension, renewal or replacement is limited to all or a part of the property which secured the Lien so extended, renewed or replaced (and any improvements thereon).

(b) Notwithstanding paragraph (a) of this Section 6.01 and in addition to the Liens permitted thereunder, Alcoa and its Subsidiaries may create or incur Liens which would otherwise be subject to the foregoing restrictions to secure Indebtedness for Money Borrowed in an aggregate amount which, in each case excluding any such Indebtedness for Money Borrowed consisting of any Receivables Securitization Obligation, does not at the time exceed 5% of the Consolidated Net Tangible Assets of Alcoa and its consolidated Subsidiaries at such time; provided that the aggregate amount of secured Indebtedness for Money Borrowed of Alcoa and its Subsidiaries, in each case including any such Indebtedness for Money Borrowed consisting of Receivables Securitization Obligations, does not at the time and after giving effect to the Liens to be created or incurred in reliance on this Section 6.01(b), exceed 10% of the Consolidated Net Tangible Assets of Alcoa and its consolidated Subsidiaries at such time.

SECTION 6.02. Consolidation, Amalgamation, Merger, Sale of Assets, etc. (a) Consolidate, merge or amalgamate with or into any other person or sell, lease or transfer all or substantially all of its property and assets (other than the Shares), or agree to do any of the foregoing, unless (i) (A) no Event of Default has occurred and is continuing or would result immediately after giving effect thereto and (B) if a Default has occurred and is continuing or would result immediately after giving effect thereto, a notice from a Financial Officer of Alcoa describing in reasonable detail the terms of such consolidation, merger or amalgamation or such sale, lease or other transfer of assets has been provided to the Administrative Agent, (ii) if such Restricted Group Member is not the surviving or amalgamated corporation or if such Restricted Group Member sells, leases or transfers all or substantially all of its property and assets, Alcoa or the surviving or amalgamated corporation or the person purchasing or being leased the assets agrees to be bound by the terms and provisions applicable to such Restricted Group Member hereunder, and (iii)(A) in the case of Alcoa, immediately after such transaction, individuals who were directors of Alcoa during the twelve month period prior to such merger, sale or lease (together with any replacement or additional directors whose election was recommended by or who were elected by a majority of directors then in office) constitute the Board of Directors of the surviving or amalgamated corporation or the person purchasing or being leased the assets and (B) in the case of each other Restricted Group Member, (1) the surviving or amalgamated corporation or the person purchasing or being leased the assets is Alcoa or a wholly-owned Subsidiary of Alcoa and (2) if the surviving or amalgamated corporation or such person is not Alcoa, Alcoa agrees to guarantee pursuant to Article VIII the obligations of such person under this Agreement.

(b) Prior to the Merger Consummation Date, sell or otherwise dispose of any Shares owned by it (except in connection with the Merger), unless (i) such sale or other disposition is for fair value for cash received and (ii) the proceeds thereof are retained by Alcoa or such Restricted Group Member as cash or Cash Equivalents.

(c) At any time after the Tender Funding Date until the Merger Consummation Date, vote for or otherwise approve, or permit any of its Subsidiaries (other than, at any time prior to Alcoa obtaining Control of a majority of the board of directors of Alcan, Alcan and its Subsidiaries) to vote for or otherwise approve, the sale, conveyance, transfer, lease or other disposition by Alcan or any of its Subsidiaries of any of their respective assets or any interest therein to any person, except for (i) the sale or disposition of Cash Equivalents or inventory, in each case in the ordinary course of business, (ii) the sale or disposition of equipment that has become obsolete or is replaced in the ordinary course of business and (iii) any such sale or other disposition to Alcan or any Subsidiary thereof, unless (A) Alcoa Controls a majority of the board of directors of Alcan, (B) the Net Cash Proceeds thereof, if any, are retained by Alcoa or any of its Subsidiaries as cash or Cash Equivalents and (C) the Net Cash Proceeds thereof (to the extent such sale, conveyance, transfer or other disposition constitutes an Asset Sale) are applied to prepay the Loans pursuant to Section 2.12.

SECTION 6.03. Financial Covenants. (a) Permit the aggregate Section 6.03(a) Debt of Alcoa and its consolidated Subsidiaries, after eliminating intercompany items, to at any time (i) prior to the Tender Funding Date, exceed 150% of Consolidated Net Worth of Alcoa and its consolidated Subsidiaries and (ii) on or after the Tender Funding Date, exceed 250% of Consolidated Net Worth of Alcoa and its consolidated Subsidiaries; provided, however, that if at any time, after giving effect to the Transactions, the Index Debt Rating shall be at least BBB (with a stable outlook) by S&P and Baa2 (with a stable outlook) by Moody’s, then the financial covenant in this clause (a) shall not be in effect at such time.

(b) At any time on or after the Tender Funding Date, permit the ratio of Indebtedness for Money Borrowed of Alcoa and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) to EBITDA of Alcoa and its consolidated Subsidiaries to be greater than 5.00 to 1.00;

SECTION 6.04. Change in Business. In the case of Alcoa, together with its consolidated Subsidiaries, shall cease to be primarily engaged in the production and sale of aluminum products.

SECTION 6.05. Amendment of Related Documents. The Borrowers shall not amend, supplement or otherwise modify any of the Related Documents, except (a) with the prior written consent of the Administrative Agent and the Required Lenders, which consent shall not be unreasonably withheld or delayed or (b) for Non-Material Changes.

ARTICLE VII

EVENTS OF DEFAULT

In case of the happening of any of the following events (“Events of Default”):

(a) any Borrower shall default in the payment when due of any principal of any Loan and, if such default shall result from the failure of any third party payments system used by such Borrower, such default shall continue for a period of two Business Days;

(b) any Borrower shall fail to pay when due any interest, fee or other amount payable under this Agreement or Alcoa shall fail to pay any amount due under Article VIII upon demand therefor, and, in each case, such failure shall continue for a period of five Business Days;

(c) any representation or warranty made or deemed made by a Borrower under this Agreement or any statement made by a Borrower in any financial statement, certificate, report, exhibit or document furnished by or on behalf of such Borrower in connection with this Agreement shall prove to have been false or misleading in any material respect as of the time when made and, if such representation or warranty is able to be corrected, such representation or warranty is not corrected within 20 days after such Borrower’s knowledge that it was false or misleading;

(d) any Borrower shall default in the performance or observance of any covenant contained in Section 5.02, Section 5.06(a), Section 5.08, Section 5.10, Section 5.12 or Article VI;

(e) any Borrower shall default in the performance or observance of any covenant or agreement under this Agreement (other than those specified in paragraphs (a), (b) and (d) above) and such default shall continue for a period of 30 days after notice from the Administrative Agent;

(f) any Borrower shall (i) (A) default in the payment of any principal or interest beyond any period of grace provided with respect thereto, due in respect of any Indebtedness (other than any Existing Five-Year Credit Agreement) in a principal amount in excess of $50,000,000, or (B) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Indebtedness (other than any Existing Five-Year Credit Agreement) in a principal amount in excess of $50,000,000, if as a result of any such default or failure referred to in this clause (i) such Indebtedness may be or has been accelerated or otherwise may or has become due prior to its stated maturity (unless such acceleration is a result of, or may result from, a violation of a restriction on the sale, pledge or disposition of Margin Stock); or (ii) default in the payment at maturity of any principal in respect of any Indebtedness (other than any Existing Five-Year Credit Agreement) in a principal amount in excess of $50,000,000 (excluding, in any event under clauses (i) and (ii) above, in the case of Alcan or any of its Subsidiaries, any such default or Event of Default that has been cured within 60 days following the Merger Consummation Date);

(g) a proceeding shall have been instituted or a petition filed in respect of a Borrower

(i) seeking to have an order for relief entered in respect of such Borrower, or seeking a declaration or entailing a finding that such Borrower is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, revocation or forfeiture of charter or Memorandum and Articles of Association, liquidation, reorganization, arrangement, adjustment, composition or other relief with respect to such Borrower, its assets or its debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law now or hereafter in effect, or

(ii) seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator, administrator or other similar official for such Borrower or for all or any substantial part of its property, and such proceeding or petition shall remain undismissed for a period of 90 consecutive days or an order or decree approving any of the foregoing shall be entered;

(h) (i) Alcoa and its consolidated Subsidiaries, taken as a whole, shall not be Solvent or (ii) Alcoa shall become generally unable to pay its debts as they become due, shall voluntarily suspend transaction of its business generally or as a whole, shall make a general assignment for the benefit of creditors, shall institute a proceeding described in clause (g)(i) above or shall consent to any order or decree described therein, shall institute a proceeding described in clause (g)(ii) above or shall consent to any such appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any such proceeding is instituted, shall dissolve, wind-up or liquidate itself or any substantial part of its property or shall take any action in furtherance of any of the foregoing;

(i) any of the following shall have occurred: (i) any person or group of persons shall have acquired beneficial ownership of a majority in interest of the outstanding Voting Stock of Alcoa (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 and the applicable rules and regulations thereunder), (ii) during any period of 25 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 25 month period were directors of Alcoa (together with any replacement or additional directors whose election was recommended by or who were elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of Alcoa or (iii) any person or group of related persons shall acquire all or substantially all of the assets of Alcoa other than, in each case of (i), (ii) or (iii) above, in a transaction which Alcoa is permitted to undertake pursuant to Section 6.02(a)(iii)(A);

(j) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Plans, or any Foreign Plan or Foreign Plans, that reasonably could be expected to result in liability of any Borrower to the PBGC or other Governmental Authority or to a Plan or Foreign Plan in an aggregate amount exceeding $50,000,000 and, within 30 days after the reporting of any such ERISA Event to the Administrative Agent or after the receipt by the Administrative Agent of the statement required pursuant to Section 5.07(b), the Administrative Agent shall have notified the Borrower in writing that (i) the Required Lenders have made a determination that, on the basis of such ERISA Event or ERISA Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans, or such Foreign Plan or Foreign Plans, by the PBGC or other Governmental Authority, (B) for the appointment either by the appropriate United States District Court of a trustee to administer such Plan or Plans or by an applicable court of law outside the United States of a trustee to administer such Foreign Plan or Foreign Plans or (C) for the imposition of a lien in favor of a Plan or Foreign Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans or by an applicable court of law outside the United States of a trustee to administer such Foreign Plan or Foreign Plans; or the PBGC or other Governmental Authority shall institute proceedings to terminate any Plan or Plans or any Foreign Plan or Foreign Plans;

(k) (i) any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) such Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and does not have adequate reserves set aside against such Withdrawal Liability and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), exceeds $50,000,000 or requires payments exceeding $50,000,000 in any calendar year;

(l) any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of such Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $50,000,000;

(m) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against any Borrower or any Subsidiary of any Borrower or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed (unless an appeal or writ of certiorari is being diligently prosecuted), or any action shall be legally taken by a judgment creditor or creditors holding judgments which in the aggregate exceed $100,000,000 to levy upon assets or properties of any Borrower or any Subsidiary of a Borrower to enforce any such judgment;

(n) Alcoa’s guarantee under Article VIII shall for any reason fail or cease to be valid and binding on, or enforceable against, Alcoa, or Alcoa or any other Restricted Group Member shall so state in writing; or

(o) any provision of any Loan Document (other than Alcoa’s guarantee under Article VIII) after delivery thereof shall for any reason fail or cease to be valid and binding on, or enforceable against, any Restricted Group Member party thereto, or Alcoa or any other Restricted Group Member shall so state in writing, but only if such events or circumstances, individually or in the aggregate, result in a Material Adverse Effect; or

(p) Any “Event of Default” as defined in any Existing Five-Year Credit Agreement shall have occurred, in each case if as a result of such “Event of Default” the outstanding Indebtedness under such Existing Five-Year Credit Agreement has been accelerated or otherwise has become due prior to its stated maturity (unless such acceleration is a result of a violation of a restriction on the sale, pledge or disposition of Margin Stock);

then, and in every such event (other than an event described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by written notice to Alcoa, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein to the contrary notwithstanding; and in any event described in paragraph (g) or (h) above, the Commitments of the Lenders shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein to the contrary notwithstanding.

ARTICLE VIII

GUARANTEE

In order to induce the Administrative Agent and the Lenders to execute and deliver this Agreement and to make and maintain the Loans:

(a) Alcoa unconditionally and irrevocably guarantees, as a principal obligor and not merely as a surety, the due and punctual payment in full and performance of all Borrowing Subsidiaries Obligations. Alcoa further agrees that the Borrowing Subsidiaries Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound upon the provisions of this Article VIII notwithstanding any extension or renewal of any Borrowing Subsidiaries Obligation.

(b) Alcoa waives presentation to, demand of payment from and protest to any Borrowing Subsidiary of any of the Borrowing Subsidiaries Obligations, and also waives notice of acceptance of the guarantee set forth in this Article VIII and notice of protest for nonpayment. The obligations of Alcoa hereunder shall not be affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement or any guarantee; (ii) any extension or renewal of any provision of this Agreement or any guarantee; or (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any guarantee or any other agreement.

(c) Alcoa further agrees that the guarantee set forth in this Article VIII constitutes a guarantee of payment when due and not of collection and waives any right to require that any resort be had by the Administrative Agent or any Lender to the balance of any deposit account or credit on the books of the Administrative Agent or the relevant Lender, as applicable, in favor of any Borrower or any other person.

(d) The obligations of Alcoa hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim or waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Borrowing Subsidiaries Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of Alcoa hereunder shall not be discharged or impaired or otherwise affected by the failure of the

Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Borrowing Subsidiaries Obligations or by any other act or omission which may or might in any manner or to any extent vary the risk of Alcoa or would otherwise operate as a discharge of Alcoa as a matter of law or equity (other than the defense of payment in satisfaction of such Obligation).

(e) Alcoa further agrees that this guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment by any Borrower to the Administrative Agent or any Lender, or any part thereof, of principal of or interest on such Borrowing Subsidiaries Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender or any holder of any Borrowing Subsidiaries Obligation upon the bankruptcy or reorganization of such Borrowing Subsidiary or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against Alcoa by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Borrowing Subsidiaries Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, Alcoa hereby promises to and will, upon receipt of written demand by the Administrative Agent, promptly pay, or cause to be paid, to such Agent in cash the amount of such unpaid Borrowing Subsidiaries Obligation, and thereupon such Agent shall assign, in any reasonable manner, the amount of the Borrowing Subsidiaries Obligation paid by Alcoa pursuant to this guarantee to Alcoa, such assignment to be pro tanto to the extent to which the Borrowing Subsidiaries Obligation in question was discharged by Alcoa, or make such other disposition thereof as Alcoa shall direct (all without recourse to the Administrative Agent or any Lender and without any representation or warranty by the Administrative Agent or Lender).

(g) Upon payment by Alcoa of any sums to the Administrative Agent as provided above, all rights of Alcoa against the other Borrowers arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of all the Borrowing Subsidiaries Obligations.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.01. Authorization and Action. (a) Each Lender hereby appoints CNAI as the Administrative Agent hereunder and each Lender authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by any Restricted Group Member pursuant to the terms of this Agreement or the other Loan Documents.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders except to the limited extent provided in Section 2.05(c) and Section 10.04(b), and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.

(d) In the event that CNAI or any of its Affiliates is or becomes an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Restricted Group Member, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Restricted Group Member hereunder or under any other Loan Document by or on behalf of CNAI in its capacity as such for the benefit of any Restricted Group Member under any Loan Document (other than CNAI or an Affiliate of CNAI) and which is applied in accordance with the Loan Documents is exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

(e) Neither the Syndication Agent nor any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.

SECTION 9.02. Administrative Agent’s Reliance, Etc. None of the Administrative Agent, any of its Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such person. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.04, (b) may rely on the Register to the extent set forth in Section 2.05 and Section 10.04(b), (c) may consult with legal counsel (including counsel to the Borrowers or any other Restricted Group Member), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Restricted Group Member in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of any Restricted Group Member or as to the existence or possible existence of any Default or Event of Default and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 9.03. Posting of Communications. (a) Alcoa and each other Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated, or otherwise chooses to, furnish to the Administrative Agent pursuant to any Loan Document or in connection with the transactions contemplated therein, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled payment date therefor, (iii) relates to a termination or a reduction of Commitments pursuant to Section 2.10, (iv) provides notice of any Default or Event of Default, (v) is required to be delivered to satisfy any condition precedent under Article IV or (vi) in accordance with Section 5.01, including clauses (a), (b) and (d) of such Section, is deemed to have been delivered if it is made available on the website of the SEC (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com.

(b) Alcoa and each other Borrower further agrees that the Administrative Agent may, but shall not be obligated to, make the Communications available to the Lenders by posting the Communications on IntraLinksTM or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(c) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each Restricted Group Member acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and each Restricted Group Member hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(d) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, THE SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ALCOA, ANY OTHER RESTRICTIVE GROUP MEMBER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR

CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ALCOA’S OR ANY OTHER BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET.

(e) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its Email address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s Email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such Email address.

(f) Each of the Lenders and each Restricted Group Member agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(g) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.04. The Administrative Agent Individually. With respect to its Ratable Portion, CNAI shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders. CNAI and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, any Restricted Group Member as if CNAI were not acting as the Administrative Agent.

SECTION 9.05. Indemnification. Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrowers, but without affecting the Borrowers’ reimbursement obligation), from and against such Lender’s aggregate ratable share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent any of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or such Affiliate. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors)

incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers or another Restricted Group Member.

SECTION 9.06. Successor Administrative Agent. The Administrative Agent may resign at any time by giving 30 days prior written notice thereof to the Lenders and Alcoa, whether or not a Successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of Alcoa (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the earlier of (x) the date that is 30 days after the giving by the existing Administrative Agent of a resignation notice pursuant to this Section 9.06 and (y) the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. After such resignation, the retiring Administrative Agent shall continue to have the benefit of this Article IX as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices. Except as provided in Section 9.03, notices and other communications provided for herein shall (unless deemed to have been delivered in accordance with Section 5.01) be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy as follows:

(a) if to a Restricted Group Member, to Alcoa Inc. at 390 Park Avenue, New York, New York 10022-4608, Attention of Vice President & Treasurer (Telecopy No. 212-836-2823);

(b) if to the Administrative Agent, to Citicorp North America Inc. at 2 Penns Way, Suite 110, New Castle, Delaware 19720, Attention: Bank Loan Syndications (Telecopy No. 212-994-0961); and

(c) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have become a party hereto.

Any party may subsequently change its notice address by written notice to the other parties as herein provided. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party to the Administrative Agent and each Borrower given in accordance with this Section 10.01.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures set forth in Section 9.03 or otherwise approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender; provided further that any Lender may, upon request, receive a hard copy delivery of any or all such notices. The Administrative Agent or Alcoa may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures set forth in Section 9.03 or otherwise approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Any notice hereunder shall be effective upon receipt. Any notice or other communication received on a day which is not a Business Day or after business hours in the place of receipt shall be deemed to be served on the next following Business Day in such place. Any notice given to Alcoa shall be deemed to have been duly given to each other Borrower at the same time and in the same manner.

SECTION 10.02. Survival of Agreement. All covenants, agreements, representations and warranties made by any Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not been terminated.

SECTION 10.03. Binding Effect. This Agreement shall become effective when it shall have been executed by each of Alcoa, Alcoa Holdco Canada and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of the Borrowers the Administrative Agent and each Lender and their respective successors and assigns, except that none of the Borrowers shall have the right to assign its rights hereunder or any interest herein without the prior consent of all the Lenders.

SECTION 10.04. Successors and Assigns; Additional Borrowing Subsidiaries. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder (except as provided in Section 10.04(e)) without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to any Borrower or any Borrower’s Subsidiary or Affiliate) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to (1) any other Lender or an Affiliate of such Lender or (2) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) Alcoa; provided that no consent of Alcoa shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under clause (a), (b), (g) or (h) of Article VII has occurred and is continuing, any other assignee; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or an integral multiple thereof, unless each of Alcoa and the Administrative Agent otherwise consent; provided that no such consent of Alcoa shall be required if an Event of Default under clause (a), (b), (g) or (h) of Article VII has occurred and is continuing);

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) in the case of an assignment to a CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement; provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the proviso to Section 10.08(b) that affects such CLO.

For purposes of this Section 10.04(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” shall mean (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” shall mean any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto with respect to the interests assumed and, to the extent of the interest assigned under such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.19 and 10.05).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (ii) (C) of this Section 10.04(b) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall promptly (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give notice thereof to Alcoa. No assignment shall be effective for purposes of this Agreement until it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of any Borrower and the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the provisos to Section 10.08(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, Alcoa agrees that each Participant shall be entitled to the benefits of Sections 2.13 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Alcoa’s prior written consent or unless the right to a greater payment results from a change in law after the Participant becomes a Participant with respect to such participation.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and the other provisions of this Section 10.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Unless an Event of Default has occurred and is continuing, Alcoa at any time and from time to time, upon not less than five Business Days’ notice to the Administrative Agent may designate (i) any Approved Borrowing Subsidiary and (ii) any wholly-owned Subsidiary of Alcoa reasonably satisfactory to the Arrangers, in each case of (i) and (ii) above, to be a Borrowing Subsidiary upon the completion of the following: (A) each of Alcoa and such Subsidiary shall have executed and delivered to the Administrative Agent a Designation of Borrowing Subsidiary and (B) such Subsidiary shall have complied with Section 4.04, whereupon (1) such Subsidiary shall become a party hereto and shall have the rights and obligations of a Borrowing Subsidiary hereunder and (2) the obligations of such Subsidiary shall become part of the Obligations and the guarantee of Alcoa pursuant to Article VIII hereof shall apply thereto to the same extent that it applies to the other Obligations (the date on which any such designation shall occur being called a “Designation Date”). Following the giving of notice pursuant to the first sentence of this paragraph, if the designation of such Subsidiary obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, Alcoa and such Subsidiary shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation or other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender, as applicable, to comply with “know your customer” and other applicable laws and regulations.

(f) If Alcoa shall designate as a Borrowing Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Administrative Agent and Alcoa, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Borrowing Subsidiary (and such Lender shall, to the extent of Loans made to such Subsidiary Borrower, be deemed for all purposes hereof to have pro tanto assigned such Loans to such Affiliate in compliance with the provisions of this Section 10.04). Upon receiving such notice, the Administrative Agent shall record the relevant information in the Register pursuant to Section 10.04(b)(v).

SECTION 10.05. Expenses; Indemnity. (a) The Borrowers agree upon demand to pay, or reimburse the Administrative Agent, the Syndication Agent and each of the Arrangers for all of each such person’s reasonable and documented out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, Weil, Gotshal & Manges LLP) incurred by each such person in connection with any of the following: (i) the Administrative Agent’s negotiation or execution of any Loan Document, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including the satisfaction or attempted satisfaction of any condition set forth in Article IV), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, the Tender Offer, the other Transactions, the Related Documents, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, the Tender Offer, the other Transactions, the Related Documents, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same.

(b) The Borrowers further agree to pay or reimburse the Administrative Agent and each of the Lenders upon demand for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (which shall be limited to one primary counsel and one local counsel per each applicable jurisdiction), incurred by the Administrative Agent or such Lenders in connection with any of the following: (i) in enforcing any Loan Document or Obligation or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Restricted Group Member, any of the Borrowers’ respective Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or Related Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

(c) The Borrowers agree to hold harmless the Administrative Agent, each Lender, the Syndication Agent, each Arranger and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors, attorneys and representatives (each, an “Indemnitee”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel (which shall be limited to one primary counsel and one local counsel per each applicable jurisdiction for the Administrative Agent, the Syndication Agent, the Arrangers or any Lender, unless, in the reasonable opinion of the Administrative Agent, representation of all such Indemnitees would be inappropriate due to an actual or potential conflict of interest, in which case there shall be permitted one additional counsel for such affected Indemnitees), joint or several, that may be incurred by or asserted or awarded against any Indemnitee (including in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense in connection therewith), in each case arising out of or in connection with or by reason of this Agreement, the other Loan Documents, the Tender Offer, the Merger, or the other Transactions, or any actual or proposed use of the proceeds of each of the Facilities, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee or any of its officers, directors, employees or agents. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section applies, such indemnity shall be effective, whether or not such investigation, litigation or proceeding is brought by Alcoa, any other Restricted Group Member, Alcan or any of their respective directors, security holders or creditors, an Indemnitee or any other person, or an Indemnitee is otherwise a party thereto and whether or not the Transactions are consummated. No Indemnitee shall have any liability (whether in contract, tort or otherwise) to Alcoa, any other Restricted Group Member, Alcan or any of their respective security holders or creditors for or in connection with the Transactions, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Each Restricted Group Member hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d) The provisions of this Section 10.05 and any other indemnification or other protection provided to any Indemnitee pursuant to this Agreement shall (i) remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment in full of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of the Administrative Agent or Lender and (ii) inure to the benefit of any person that was at the time such claim arose an Indemnitee under this Agreement or any other Loan Document. All amounts due under this Section 10.05 shall be payable on written demand therefor, but shall be subject to the requirements of reasonableness and documentation as set forth herein.

SECTION 10.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of any Borrower against any of and all the Obligations of such Borrower (or, in the case of Alcoa, any of and all the Obligations of any Borrower) now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or otherwise and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.07. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 10.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Restricted Group Member therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Restricted Group Member in any case shall entitle such Restricted Group Member to any further notice or shall entitle such Restricted Group Member or any other Restricted Group Member to notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Restricted Group Members and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of any principal payment date or date for the payment of any interest on any Loan or date fixed for payment of any Unused Commitment Fee, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) change or extend the Commitment or decrease the Unused Commitment Fee of any Lender without the prior written consent of such Lender, (iii) amend or modify the provisions of Section 2.15, 2.16, the provisions of Article VIII, the provisions of this Section or the definition of “Ratable Portion”, “Required Canadian/U.S. Lenders”, “Required Lenders”, or “Required U.S. Lenders” without the prior written consent of each Lender affected thereby or (iv) amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent; provided, further, that any modification of provisions requiring payments to be applied on a pro rata basis to the U.S. Loans and the Canadian/U.S. Loans shall require the consent of the Required U.S. Lenders and the Required Canadian/U.S. Lenders. Each Lender and each assignee thereof shall be bound by any waiver, consent, amendment or modification authorized by this Section.

SECTION 10.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable to such Lender, together with all Charges payable to such Lender, shall be limited to the Maximum Rate. Without limiting the generality of the foregoing in this Section 10.09, and specifically in respect of any Loan made to a Canadian Borrower, if any provision of this Agreement would oblige any Canadian Borrower(s) to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), first, by reducing the amount or rate of future interest required to be paid by the Canadian Borrower(s) to the affected Lender; second, by reducing any fees and other amounts required to be paid by the Canadian Borrower(s) to the affected Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada), and thereafter by crediting the Canadian Borrower(s) with an appropriate additional prepayment of its Loan(s) so as to achieve compliance with the aforesaid Section 347.

SECTION 10.10. Entire Agreement. This Agreement and any fee arrangements related hereto constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the fee arrangements related hereto.

SECTION 10.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

SECTION 10.12. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 10.03.

SECTION 10.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 10.15. Jurisdiction, Consent to Service of Process. (a) Each Restricted Group Member hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Restricted Group Member or its properties in the courts of any jurisdiction.

(b) Each Restricted Group Member hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) To the extent that any Restricted Group Member has, or hereafter may be entitled to claim, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself, such Restricted Group Member hereby waives such immunity in respect of its obligations hereunder and any other Loan Document to the fullest extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 10.15(d) shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.

SECTION 10.16. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in dollars into another currency, the parties hereto agree, to the fullest extent that they may legally and effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase dollars with such other currency in The City of New York, on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligation of each Restricted Group Member in respect of any sum due to any Lender hereunder in dollars shall, to the extent permitted by applicable law, notwithstanding any judgment in a currency other than dollars, be discharged only to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency such Lender may in accordance with normal banking procedures purchase dollars in the amount originally due to such Lender with the judgment currency. If the amount of dollars so purchased is less than the sum originally due to such Lender, such Restricted Group Member agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender against the resulting loss.

SECTION 10.17. National Security Laws. (a) Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

(b) Notwithstanding any other provision of this Agreement, no Lender will assign its rights and obligations under this Agreement, or sell participations in its rights and/or obligations under this Agreement, to any person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (ii) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.

SECTION 10.18. Limitation on Agreements. All agreements between the Restricted Group Members, the Administrative Agent and each Lender in this Agreement are hereby expressly limited so that in no event shall any of the Loans made on or after the Tender Funding Date or other amounts payable by the Restricted Group Members under this Agreement from and after the Tender Funding Date be directly or indirectly secured (within the meaning of Regulation U) by Margin Stock.

SECTION 10.19. Confidentiality. Each Lender, the Administrative Agent, the Syndication Agent and each Arranger agree to use all reasonable efforts to keep information obtained by it pursuant hereto and the other Loan Documents (other than such information that is made public by Alcoa or any of its Affiliates) confidential in accordance with such person’s customary practices and agrees that it shall not disclose any such information other than (a) to such person’s respective Affiliates and their respective employees, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the Transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such person on a non-confidential basis from a source other than Alcoa, the other Borrowers or any other Restricted Group Member or any advisor, agent, employee or other representative thereof in each case that identified itself as such, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors, (d) to current or prospective assignees, participants and Approved Funds, grantees described in Section 10.04, any direct or indirect contractual counterparties to any swap or derivative transaction relating to any Borrower and its Obligations, and to their respective legal or financial advisors, in each case and to the extent such assignees, participants, Approved Funds, grantees or counterparties are instructed to comply with, and to cause their advisors to comply with, the provisions of this Section 10.19 or other provisions at least as restrictive as the provisions of this Section 10.19, (e) to any rating agency when required by it, provided, however, that, prior to any such disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Alcoa or the other Restricted Group Members received by it from any of the Agents, any of the Arrangers or any Lender, (f) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document and (g) disclosures required or requested by any governmental agency or representative thereof or by the National Association of Insurance Commissioners or pursuant to legal or judicial process. Notwithstanding any other provision in this Agreement, the Administrative Agent hereby agrees that the Borrowers (and each of their respective officers, directors, employees, accountants, attorneys and other advisors) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of each of the Facilities and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to it relating to such U.S. tax treatment and U.S. tax structure.

[Signature pages follow]

IN WITNESS WHEREOF, Alcoa, Alcoa Holdco Canada, the Administrative Agent and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

ALCOA INC.,

by	/s/ PETER HONG
Name:	Peter Hong
Title:	Vice President and Treasurer

ALCOA HOLDCO CANADA ULC.,

by	/s/ CHARLES D. MCLANE, JR.
Name:	Charles D. McLane, Jr.
Title:	Chief Financial Officer

CITICORP NORTH AMERICA, INC., individually and as Administrative Agent,

by	/s/ CAROLYN A. KEE
Name:	Carolyn A. Kee
Title:	Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P.,

by	/s/ BRUCE H. MENDELSOHN
Name:	Bruce H. Mendelsohn
Title:	Authorized Signatory

GOLDMAN SACHS CANADA CREDIT PARTNERS CO.

by	/s/ BRUCE H. MENDELSOHN
Name:	Bruce H. Mendelsohn
Title:	Authorized Signatory

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED,

by	/s/ JOHN W. WADE
Name:	John W. Wade
Title:	Director

BANK OF AMERICA, N.A., CANADA BRANCH

by	/s/ NELSON LAM
Name:	Nelson Lam
Title:	Vice President

BANK OF MONTREAL

by	/s/ STEPHEN KELLY
Name:	Stephen Kelly
Title:	Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

by	/s/ JOANNE NASUTI
Name:	Joanne Nasuti
Title:	Authorized Signatory

BANK OF TOKYO-MITSUBISHI UFJ (CANADA)

by	/s/ AMOS SIMPSON
Name:	Amos Simpson
Title:	Senior Vice President and General Manager

BARCLAYS CORPORATION LIMITED

by	/s/ DAVID SCULDELLARI
Name:	David Sculdellari
Title:	President

BNP PARIBAS,

by	/s/ JEFFREY STUFSKY
Name:	Jeffrey Stufsky
Title:	Managing Director

by	/s/ ROBERT J. MUNCZINSKI
Name:	Robert J. Munczinski
Title:	Managing Director

LEHMAN BROTHERS HOLDINGS, INC.

by	/s/ GREGORY L. SMITH
Name:	Gregory L. Smith
Title:	Managing Director

LEHMAN BROTHERS BANK, FSB

by	/s/ JANINE M. SHUGAN
Name:	Janine M. Shugan
Title:	Authorized Signatory

LEHMAN LOAN FUNDING, LLC

by	/s/ GREGORY L. SMITH
Name:	Gregory L. Smith
Title:	Managing Director

BANCO BILBOA VIZCAYA ARGENTINA S.A.

by	/s/ EMILIO DE LAS HERAS
Name:	Emilio de las Heras
Title:	Head of New York

by	/s/ JOHN MARTINI
Name:	John Martini
Title:	Vice President, Corporate Banking

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES,

by	/s/ KARSTEN DUHN
Name:	Karsten Duhn
Title:	Vice President

by	/s/ BARBARA PETERS
Name:	Barbara Peters
Title:	Assistant Vice President

THE ROYAL BANK OF SCOTLAND PLC,

by	/s/ GROVER FITCH
Name:	Grover Fitch
Title:	Managing Director

SUMITOMO MITSUI BANKING CORPORATION,

by	/s/ DAVID A. BUCK
Name:	David A. Buck
Title:	Senior Vice President

WESTLB AG, TORONTO BRANCH,

by	/s/ ALIK A. KASSNER
Name:	Alik A. Kassner
Title:	Principal Officer

by	/s/ ROBERT L. DYCK
Name:	Robert L. Dyck
Title:	Director, Corporate Finance